UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Evergy, Inc.

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Evergy, Inc.

One Kansas City Place

1200 Main Street

Kansas City, Missouri 64105

March 24, 2021

Dear Shareholder:

We are pleased to invite you to the annual meeting of shareholders of Evergy, Inc. For the health and safety of our shareholders and employees during the COVID-19 pandemic, the meeting will be held via live audio webcast and using online shareholder tools at 10:00 a.m. Central Daylight Time, on Tuesday, May 4, 2021, at www.virtualshareholdermeeting.com/EVRG2021.

At this meeting, you will be asked to:

1.	Elect the nominees named in the attached proxy statement as directors;

2.	Provide an advisory non-binding vote to approve the 2020 compensation of our named executive officers;

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021; and

4.	Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

The attached notice of annual meeting and proxy statement describe the business to be transacted at the meeting. Please review these materials and vote your shares.

Your vote is important. I encourage you to complete, sign, date and return your proxy card or use telephone or internet voting prior to the annual meeting so that your shares will be represented and voted at the meeting even if you cannot attend.

Sincerely,

David A. Campbell
President and Chief Executive Officer

A Letter from Your Board of Directors

Dear Fellow Shareholders:

We join David in inviting you to Evergy’s 2021 annual shareholder meeting. We are proud of the financial and operational results that we delivered in 2020 and are humbled by Evergy’s tireless essential employees who helped keep the lights safely on during the pandemic.

CEO Succession Planning

One of our primary responsibilities is to ensure that the right leadership exists at your company. We welcomed David Campbell as Evergy’s new President and Chief Executive Officer in 2021 and are excited to have David as a member of the Board. David brings a wealth of utility experience to Evergy and, along with the management team, will help ensure Evergy delivers results that support and enhance value creation and the long term success of this company.

Strategic Oversight

The Sustainability Transformation Plan (“STP”) we introduced in 2020 is designed to increase value for all stakeholders while advancing our longstanding commitment to deliver clean, safe, affordable and reliable energy. The plan focuses on cost management and investments to improve reliability, lower operating costs, provide further access to renewable energy and enhance the customer experience. Since 2005, Evergy has retired more than 2,400 megawatts of fossil generation and added or contracted for over 4,600 megawatts of renewables. The STP seeks to build on this track record and accelerate our transition to a clean energy provider, building on our already extensive success toward that goal.

Responsible Board Refreshment

We understand the importance of fresh ideas, and have been diligent in ensuring that the Board is bringing new perspectives at a responsible pace. To that end, we added Art Stall, Paul Keglevic and Kirk Andrews to the Board in 2019 and 2020. And, earlier this year, we added Senator Mary Landrieu and John Wilder. Kirk stepped down from the Board in 2021 to become our Executive Vice President and Chief Financial Officer, and we are thrilled to be able to continue to reap the benefits of his deep utility, leadership and capital markets experience in his new role. Rick Hawley is not standing for re-election at the 2021 Annual Meeting for personal reasons, and we thank him for his many years of exemplary service.

Social and Governance Leadership

We produce nearly a third of our customers’ power annually from renewable sources, and over half the power to homes and businesses we serve comes from emission-free sources. In 2020, Evergy achieved a reduction of carbon emissions of approximately 50% from 2005 levels and we have ambitious goals included in our plan to drive further reductions. Our Board is also independent and committed to the adoption and application of shareholder-positive governance practices. We encourage you to take the time to read about these practices in this proxy statement and, as always, we welcome your engagement and ideas on these matters.

Thank you for investing in Evergy and we hope to see you soon.

Sincerely,

Evergy, Inc. Board of Directors

Mark A. Ruelle	Thomas D. Hyde	David A. Campbell
Chair of the Board	Lead Independent Director	President and Chief Executive Officer

Mollie Hale Carter	Richard L. Hawley	B. Anthony Isaac

Paul M. Keglevic	Mary L. Landrieu	Sandra A.J. Lawrence

Ann D. Murtlow	Sandra J. Price	S. Carl Soderstrom Jr.

J. Arthur Stall	C. John Wilder

Cautionary Statements Regarding Certain Forward-Looking Information

Statements made in this proxy statement that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, statements relating to our strategic plan, including, without limitation, those related to earnings per share, dividend, operating and maintenance expense and capital investment goals; the outcome of legislative efforts and regulatory and legal proceedings; future energy demand; future power prices; plans with respect to existing and potential future generation resources; the availability and cost of generation resources and energy storage; targeted emissions reductions; and other matters relating to expected financial performance or affecting future operations. Forward-looking statements are often accompanied by forward-looking words such as “anticipates,” “believes,” “expects,” “estimates,” “forecasts,” “should,” “could,” “may,” “seeks,” “intends,” “proposed,” “projects,” “planned,” “target,” “outlook,” “remain confident,” “goal,” “will” or other words of similar meaning. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the forward-looking information. Factors that might cause such differences include, but are not limited to, those described in Part I, Item 1.A. of our Annual Report on Form 10-K for the year ended December 31, 2020. Additional risks and uncertainties are discussed from time to time in current, quarterly and annual reports we file with the Securities and Exchange Commission (“SEC”). We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Evergy, Inc.

One Kansas City Place

1200 Main Street

Kansas City, Missouri 64105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WHEN

Tuesday, May 4, 2021

Check-In Time: 9:45 a.m. (Central Daylight Time)

Meeting Time: 10:00 a.m. (Central Daylight Time)

WHERE

Virtual format only via live audio webcast at www.vitrualshareholdermeeting.com/EVRG2021.

For the health and safety of our shareholders and employees during the COVID-19 pandemic, the meeting will be held via live audio webcast and using online shareholder tools. There will be no physical meeting location.

PROXY STATEMENT

This proxy statement, the accompanying proxy card and our 2020 annual report are made available to, and mailed, beginning on or about March 24, 2021, to holders of our common stock for the solicitation of proxies by our Board of Directors (“Board”) for the 2021 annual meeting of shareholders (the “2021 Annual Meeting”). Shareholders of record at the close of business on March 18, 2021, are entitled to notice of, and to vote at, the 2021 Annual Meeting or any adjournment thereof. The Board encourages you to read this document carefully and take this opportunity to vote on the matters to be decided at the 2021 Annual Meeting.

In this proxy statement, we refer to Evergy, Inc. as “we,” “us,” “our,” “Company,” or “Evergy,” unless the context clearly indicates otherwise.

By Order of the Board of Directors,

Heather A. Humphrey

Senior Vice President, General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 4, 2021:

This proxy statement and our 2020 Annual Report

are available at https://materials.proxyvote.com/30034W

Notice of Annual Meeting of Shareholders    Proxy Statement  |  Evergy 2021 Proxy Statement   1

Proxy Statement Summary

Evergy, Inc. (NYSE: EVRG), a public utility holding company, engages in the generation, transmission, distribution and sale of electricity to approximately 1.6 million customers in the states of Kansas and Missouri. Our 2020 Annual Report contains additional information about our businesses. This section is a summary, and you should read the entire proxy statement before voting.

Voting Matters and Board Recommendations

	Agenda Item	Recommendation	Page

1:	Elect the nominees named in the proxy statement as directors	FOR each nominee	7

2:	Approve on an advisory non-binding basis the 2020 compensation of our named executive officers	FOR	27

3:	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021	FOR	59

2020 Financial, Operational and ESG Highlights

Evergy delivered strong financial and operational performance in 2020 that met or exceeded all of our commitments. Highlights include:

•

Delivered on Targeted Earnings Growth. Evergy’s 2020 earnings, calculated in accordance with generally accepted accounting principles (GAAP), were $618 million, or $2.72 per share, compared with $670 million, or $2.79 per share, for the full year 2019. Evergy’s 2020 adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) were $706 million and $3.10, respectively, compared to $694 million and $2.89 in 2019, representing a year-over-year increase of 7%.[1]

•

Continued Cost Management. Evergy reduced GAAP operating and maintenance expense by $55.5 million in 2020 compared to 2019 and reduced adjusted operating and maintenance expense (non-GAAP) by over $120 million, or 10%, in 2020 compared to 2019. In the two years since creating Evergy, we have reduced GAAP operating and maintenance expense by $169 million and reduced adjusted operating and maintenance expense (non-GAAP) by over $240 million, or nearly 20%.[2]

•	Consistent Dividend Growth. We raised our dividend 6% to annualized rate of $2.14 per share.

•	Successful Capital Deployment. We invested more than $1.5 billion to enhance reliability, customer service, create jobs and invest in our communities.

•

Environmental Leadership. In 2020, Evergy achieved a reduction of carbon dioxide emissions of approximately 50% from 2005 levels and announced a goal to achieve an 80% reduction from 2005 levels by 2050. The STP we announced in August 2020 has the potential to reduce carbon dioxide emissions by as much as 85% by 2030 compared to 2005 levels through the pursuit of legislative and regulatory solutions to facilitate the retirement of coal-fired generation and expansion of Evergy’s wind and solar footprint, while maintaining reliability.

•

Supported Stakeholders in Challenging Times. We implemented a pandemic response plan that minimized operational disruptions and maintained safe working environments for our employees. We waived customer late fees and added payment options to help customers relieve some of the strain caused by the pandemic. We also donated over $2 million to help local non-profits, customers and communities respond to and recover from the pandemic.

[1]

Adjusted earnings, adjusted earnings per share and adjusted operating and maintenance expense are not calculated in accordance with GAAP and are reconciled to the most comparable GAAP metrics in Appendix A to this proxy statement.

[2]	2020 GAAP operating and maintenance expense is compared to Evergy’s 2018 pro forma operating and maintenance expense. See Appendix A to this proxy statement for additional information.

Proxy Statement Summary  |  Evergy 2021 Proxy Statement   2

•

Focus on Diversity. Evergy is committed to diversity, equity and inclusion. Not only does our diversity, equity and inclusion function report directly to our CEO but we continue to refine our hiring and promotion policies to reinforce systemic improvement in this area. Additionally, in 2021, we added a discretionary diversity, equity and inclusion modifier to our executive annual incentive plan to further promote and reinforce our commitment in 2021.

Corporate Governance Highlights (p. 16 )

Our Board seeks to maintain strong corporate governance features, including the following:

✓	Annual election of directors

✓	Majority voting in uncontested elections

✓	Proxy access

✓	Separate Chair and CEO

✓	Lead Independent Director

✓	Independent committee chairs

✓	Standing executive sessions

✓	Diverse Board, including five female directors

✓	Annual self-evaluations

✓	Mandatory retirement / tenure policy
✓	Board oversight of risk management

✓	Board oversight of environmental disclosures

✓	Carbon emission reduction goal

✓	Transparent environmental disclosures

✓	CEO oversight of diversity / inclusion

✓	Robust stock ownership requirements

✓	No shareholder rights plan or poison pill

✓	No short selling, hedging or pledging

✓	Board oversight of political spending

✓	Disclosure of political spending

Leadership Succession Planning

On January 4, 2021, Mr. David A. Campbell became Evergy’s President and Chief Executive Officer. Mr. Campbell joins Evergy following the retirement of Mr. Terry Bassham, Evergy’s former President and Chief Executive Officer. Mr. Campbell’s compensation package was disclosed in our Current Report on Form 8-K, dated December 8, 2020.

On February 22, 2021, Mr. Kirkland B. Andrews became Evergy’s Executive Vice President and Chief Financial Officer. Mr. Andrews, previously an independent director on the Evergy Board, fills the role previously held by Mr. Anthony D. Somma, Evergy’s former Executive Vice President and Chief Financial Officer. Mr. Andrews’ compensation package was disclosed in our Current Report on Form 8-K dated February 4, 2021. He resigned from the Board concurrently with the start date for his new role.

Recent Events

On February 25, 2021, Evergy entered into separate agreements with Bluescape Energy Partners, LLC, (“Bluescape”), Elliott Investment Management L.P. (“Elliott”) and affiliates of Elliott. As part of the agreement with Bluescape (“Bluescape Agreement”), C. John Wilder, Executive Chairman of Bluescape, and Mary L. Landrieu, former U.S. Senator for Louisiana, joined the Evergy Board effective as of March 1, 2021.

In addition, pursuant to a securities purchase agreement, by and between Evergy and an affiliate of Bluescape, dated as of February 25, 2021 (“Bluescape Investment Agreement”), Bluescape has agreed to purchase 2,269,447 shares of Evergy’s common stock for approximately $113.2 million and will receive a warrant to purchase up to 3,950,000 additional shares of Evergy’s common stock, in each case subject to satisfaction of customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The warrant will have a term of three years and an exercise price equal to $64.70.

Each of Bluescape and Elliott also agreed to customary standstill, voting and other provisions in connection with the foregoing. The foregoing summaries of the Bluescape Agreement and the Bluescape Investment Agreement are qualified in their entirety by reference to copies of the Bluescape Agreement and the Bluescape Investment Agreement, which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to Evergy’s Current Report on Form 8-K filed on February 26, 2021.

Proxy Statement Summary  |  Evergy 2021 Proxy Statement   3

Director Nominees (p. 7)

Director Nominees	Principal Occupation	Age	Director Since	A	CLD	NG	F	NP	PD

Mark A. Ruelle Chairman	Chairman of the Board and Former President and Chief Executive Officer, Westar Energy	59	2011

David A. Campbell	President and Chief Executive Officer, Evergy, Inc.	52	2021

Mollie Hale Carter Independent	Chairman, Chief Executive Officer and President, FirstSun Capital Bancorp; Chairman, Sunflower Bank	59	2003		Chair

Thomas D. Hyde Independent	Former Executive Vice President, Legal, Compliance, Ethics and Corporate Secretary, Wal-Mart Stores, Inc.	72	2011	Chair

B. Anthony Isaac Independent	Former Senior Vice President and Head of Select Service Strategy and Development, Hyatt Hotels Corporation	68	2003

Paul M. Keglevic Independent	Former Chief Executive Officer and Executive Vice President, Chief Financial Officer and Chief Risk Officer, Energy Future Holdings, Inc.	67	2020

Mary L. Landrieu Independent	Senior Policy Advisor at Van Ness Feldman LLP and Former U.S. Senator for Louisiana	65	2021

Sandra A.J. Lawrence Independent	Former Executive Vice President and Chief Administrative Officer, Children’s Mercy Hospital	63	2004			Chair

Ann D. Murtlow Independent	President and Chief Executive Officer, United Way of Central Indiana	60	2013						Chair

Sandra J. Price Independent	Former Senior Vice President, Human Resources, Sprint Corporation	62	2016

S. Carl Soderstrom Jr. Independent	Former Senior Vice President and Chief Financial Officer, ArvinMeritor	67	2010

John Arthur Stall Independent	Former President, NextEra Energy, Inc. Nuclear Division	66	2019					Chair

C. John Wilder Independent	Executive Chairman of Bluescape	63	2021				Chair

A	Audit Committee

CLD	Compensation and Leadership Development Committee

F	Finance Committee

NG	Nominating, Governance, and Corporate Responsibility Committee

NP	Nuclear and Power Supply Committee

PD	Power Delivery and Safety Committee

Proxy Statement Summary  |  Evergy 2021 Proxy Statement   4

Board Composition Metrics

Each of our director nominees exhibits practical wisdom, sound judgment and financial acumen. Based on their diverse experiences, the nominees are fully aligned with the competencies conducive to enhancing shareholder value. Additional information about our director nominees and their competencies can be found under “Proposal 1 — Election of Directors.”

Proxy Statement Summary  |  Evergy 2021 Proxy Statement   5

Executive Compensation Highlights (p. 27)

Evergy’s compensation programs are designed to support achievement of our business strategy without encouraging excessive risk-taking. Our intention is to attract and retain highly qualified executives, pay for performance, and reward long-term growth and sustained profitability. Consistent with these objectives, as shown below, a high percentage of fiscal 2020 total target direct compensation is based on performance.

Set forth below is a summary of key fiscal 2020 compensation decisions for our named executive officers:

Named Executive Officer	Base Salary	Annual Cash Incentive Payout	Long-Term Incentive Grants

Mr. Terry Bassham Former President and Chief Executive Officer	$950,000	$1,461,100	$4,000,000
	No change from 2019	Target = 100% Base Salary Payout = 153.8% of Target	Target = 421% Base Salary 75% performance-based

Mr. Kevin E. Bryant Executive Vice President and Chief Operating Officer	$570,000	$701,328	$997,500
	9.6% increase from 2019	Target = 80% Base Salary Payout = 153.8% of Target	Target = 175% Base Salary 75% performance-based

Mr. Greg A. Greenwood Executive Vice President – Strategy and Chief Administrative Officer	$520,000	$639,808	$780,000
	No change from 2019	Target = 80% Base Salary Payout = 153.8% of Target	Target = 150% Base Salary 75% performance-based

Mr. Anthony D. Somma Former Executive Vice President and Chief Financial Officer	$515,000	$633,656	$824,000
	4% increase from 2019	Target = 80% Base Salary Payout = 153.8% of Target	Target = 160% Base Salary 75% performance-based

Ms. Heather A. Humphrey Senior Vice President, General Counsel and Corporate Secretary	$500,000	$499,850	$700,000
	3.3% increase from 2019	Target = 65% Base Salary Payout = 153.8% of Target	Target = 140% Base Salary 75% performance-based

Our executive compensation program features best-in-class governance practices, such as:

✓	Alignment between pay and performance

✓	Compensation incentivizes performance

✓	Independent Committee oversight

✓	Standing Committee executive sessions

✓	Independent compensation consultant

✓	“Double trigger” change-in-control benefits

✓	Robust stock ownership guidelines

✓	Board oversight of succession plans

✓	Annual risk assessment
✓	Clawback provisions

✓	Standard annual equity grant cycle

✓	No employment contracts

✓	No stock options

✓	No repricing or backdating of stock options

✓	Generally no dividends for unvested awards

✓	No short selling, hedging or pledging

✓	No tax “gross-ups”

Proxy Statement Summary  |  Evergy 2021 Proxy Statement   6

Proposal 1	Election of Directors
☑ The Board recommends a vote FOR each of the director nominees

Director Nominee Biographies

The following summarizes the business experience of each nominee for at least the last five years, and the specific experience, qualifications, attributes and skills that led the Board to conclude that each nominee should serve as a director. The Board believes that the items noted for each nominee demonstrate his or her superior leadership, high performance standards, mature judgment, strategic planning capabilities and ability to understand and oversee the Company’s strategies, operations and management.

David A. Campbell

Director Since: 2021

Age: 52

Committee Membership: Finance

Mr. Campbell was appointed as Evergy’s President and Chief Executive Officer and as a member of the Board effective January 4, 2021. Mr. Campbell previously served as Executive Vice President and Chief Financial Officer of Vistra Corp. (“Vistra”) (NYSE: VST) (2019-2020), a multi-state electricity generation and retail electric provider headquartered in Dallas, Texas. As chief financial officer of Vistra, Mr. Campbell had broad responsibility for Vistra’s accounting, financial, risk, tax, planning, investor relations, strategy and merger and acquisition activities. Prior to joining Vistra, Mr. Campbell served as president and chief executive officer and member of the board of directors of InfraREIT (“InfraREIT”) (NYSE: HIFR) (2014-2019), a real estate investment trust that owned and leased rate-regulated electric transmission assets in Texas. Mr. Campbell also served as president and chief executive officer of Sharyland Utilities (2016-2019), a Texas-based electric transmission utility. Mr. Campbell originally joined TXU Corp. (“TXU”) (a predecessor of Vistra and Energy Future Holdings) in 2004 as executive vice president of planning, strategy and risk, and became chief financial officer of TXU in 2006 and chief executive officer of Luminant, a wholly-owned competitive power generation subsidiary of TXU, serving in the latter position from 2008 to 2012. Before joining TXU, he was a partner in the Dallas office of McKinsey & Company, where he led the Texas and Southern Region hubs of McKinsey’s corporate finance and strategy practice. Mr. Campbell earned a Bachelor of Arts from Yale University and a J.D. from Harvard Law School. Also, he graduated with a master’s degree from Oxford University, where he studied as a Rhodes Scholar.

Mr. Campbell’s qualifications to serve as our director include his substantial leadership, financial and utility industry experience; and his experience serving as a director of a public company.

Proposal 1 - Election of Directors  |  Director Nominee Biographies  |  Evergy 2021 Proxy Statement   7

Mollie Hale Carter

Director Since: 2003

Age: 59

Committee Membership: Compensation and Leadership Development (Chair) and Nuclear and Power Supply

Ms. Carter is Chairman of the Board of Directors, Chief Executive Officer and President of FirstSun Capital Bancorp (formerly Sunflower Financial) (since 1996) and Executive Chairman of the Board of Directors of Sunflower Bank (since 2005), a regional community bank now headquartered in Denver, Colorado. She serves on the board of directors of Lockton Companies Inc., a privately-held, global insurance brokerage firm headquartered in Kansas City, Missouri (since 2020). She also serves on the board of directors and is President of Star A, Inc., a privately-held business with Kansas agricultural and other investment interests (since 1996). She previously served as Senior Investment Officer at John Hancock Mutual Life Insurance Company (1986-1996), and on the board of directors of Archer-Daniels-Midland Company, a global food processing and commodities trading corporation located in Chicago, Illinois (1996-2017). She serves on the board of directors of the Kansas Health Foundation and is a recent past director of the Heartland Chapter of the National Association of Corporate Directors. Ms. Carter is a graduate of Dartmouth College, receiving her Bachelor of Arts degree in economics. She obtained her Master of Business Administration from Harvard Business School.

Ms. Carter’s qualifications to serve as our director include her substantial leadership experience as a chief executive officer, her financial expertise and her significant experience serving as a director of a large public company. Ms. Carter also has extensive experience with corporate governance and with complicated regulatory and compliance environments.

Thomas D. Hyde

Director Since: 2011

Age: 72

Committee Membership: Audit (Chair), Nominating, Governance, and Corporate Responsibility

Mr. Hyde served as Executive Vice President, Legal, Compliance, Ethics and Corporate Secretary of Wal-Mart Stores, Inc. (“Wal-Mart”), an international retail store operator (2005-2010). Mr. Hyde previously served as Executive Vice President, Legal and Corporate Affairs and Corporate Secretary of Wal-Mart (2003-2005), and as Executive Vice President, Senior General Counsel of Wal-Mart (2001-2003). Mr. Hyde also previously served on the board of directors and as chair of the audit committee of Vail Resorts, Inc., a mountain resort company located in Broomfield, Colorado (2006-2012). Mr. Hyde received his Bachelor of Arts in English from the University of Kansas, his Juris Doctor from the University of Missouri-Kansas City and holds a Master of Business Administration in finance from the University of Kansas.

Mr. Hyde’s qualifications to serve as our director include his experience in legal and leadership roles for the largest publicly-traded retailer in the world. Additionally, he provides deep insight and understanding on corporate governance matters. He also has experience as a director of a public company.

Proposal 1 - Election of Directors  |  Director Nominee Biographies  |  Evergy 2021 Proxy Statement   8

B. Anthony Isaac

Director Since: 2003

Age: 68

Committee Membership: Compensation and Leadership Development, Finance and Nuclear and Power Supply

Mr. Isaac was Senior Vice President and Head of Select Service Strategy and Development at Hyatt Hotels Corporation, a global hotel management, franchising, ownership and development company based in Chicago, Illinois with properties worldwide (2011-2015). He served as President of LodgeWorks, a Wichita, Kansas-based hotel management and development company (2000-2011). Before helping found LodgeWorks, Mr. Isaac served as President of the All-Suites Division of Wyndham Hotels and Resorts, an international hotel and resort chain based in Parsippany, New Jersey. He held the position of President of Summerfield Hotel Corp. prior to Summerfield’s merger with Patriot American Hospitality/Wyndham International. He sits on the board of directors of CorePoint Lodging (NYSE: CPLG), a real estate investment trust focused on the hotel industry that is located in Irving, Texas (since 2018), where he serves as chair of the nominating and corporate governance committee and a member of the capital committee. Mr. Isaac holds a Bachelor of Science degree in civil engineering from the Massachusetts Institute of Technology and a Master of Business Administration from Harvard University.

Mr. Isaac’s qualifications to serve as our director include his extensive leadership experience both as the chief executive officer of a privately-held company and as an executive with other large companies in the hotel industry, and his substantial experience with strategic planning and financial matters. He also has experience as a director of a public company and with corporate governance matters.

Paul M. Keglevic

Director Since: 2020

Age: 67

Committee Membership: Audit, Finance and Power Delivery and Safety

Mr. Keglevic has over 40 years of experience with public companies across several industry sectors, including utilities, telecom, transportation and real estate. Mr. Keglevic served as Chief Executive Officer (2016-2018) and Executive Vice President, Chief Financial Officer and Chief Risk Officer (2008-2016) of Energy Future Holdings, the majority owner of a regulated transmission and distribution business. Prior to that, Mr. Keglevic served as an audit partner at PricewaterhouseCoopers LLP (PwC) (2002-2008), where he was the U.S. utility sector leader for six years. Prior to PwC, Mr. Keglevic led the utilities practice for Arthur Andersen, where he was a partner for 15 years. Mr. Keglevic serves on the board of directors of Frontier Communications Corporation (Nasdaq: FTR) (since 2019), a national telecommunications company located in Norwalk, Connecticut, where he serves on the finance committee and audit committee. He also serves on the board of directors of Bonanza Creek Energy, Inc. (NYSE: BCEI) (since 2017), an oil and gas company located in Denver, Colorado, where he serves as chair of the audit committee and also serves as chair of the nominating and corporate governance committee. He previously served on the boards of directors of Ascena Retail Group, Inc. (Nasdaq: ASNA) (2019-2021), Clear Channel Outdoor Holdings, Inc., PetSmart, Inc., Stellus Capital Management, Cobalt International Energy, Inc., Philadelphia Energy Services and Energy Future Holdings and several of its subsidiaries. Mr. Keglevic has served as a member of the board of directors of the Dallas and State of California Chambers of Commerce and several other charitable and advisory boards. He was named a board leadership fellow and is a certified director of the National Association of Corporate Directors. Mr. Keglevic received his Bachelor of Science in accounting from Northern Illinois University and is a certified public accountant.

Mr. Keglevic was initially appointed as a Director on March 3, 2020 pursuant to an Agreement, dated February 28, 2020, with affiliates of Elliott Management Corporation related to, among other things, appointment of additional Directors to the Board; however, the Agreement with Elliott Management Corporation has expired, and Mr. Keglevic has been nominated by the Board upon the recommendation by the Nominating, Governance and Corporate Responsibility Committee.

Mr. Keglevic’s qualifications to serve as our director include his extensive experience with public companies, finance, accounting, regulatory issues, transactional and merger and acquisition activities and governance matters.

Proposal 1 - Election of Directors  |  Director Nominee Biographies  |  Evergy 2021 Proxy Statement   9

Mary L. Landrieu

Director Since: 2021

Age: 65

Committee Membership: Compensation and Leadership Development, Finance and Nuclear and Power Supply

Senator Landrieu is a senior policy advisor at Van Ness Feldman, LLP, a Washington D.C.- based law firm (since 2015). She also serves on the advisory board of Earnin Company (since 2020), a community-supported financial platform, and on the board of directors of Tyler Technologies (NYSE: TYL) (since 2015), a technology solution provider. She previously served on the Board of Directors of CenturyLink, Inc., now Lumen Technologies Inc. (NYSE: LUMN) (2015-2020), a U.S.-based communications provider to global enterprise customers. Previously, Ms. Landrieu served as a United States Senator for the State of Louisiana (1996 to 2014), where she chaired the Senate Committee on Energy and Natural Resources, served on the Senate Committee on Appropriations, chaired the Subcommittees on Homeland Security, Financial Services and General Government, and the District of Columbia, chaired the Senate Committee on Small Business and Entrepreneurship. In her work on Homeland Security, Senator Landrieu led the disaster recovery efforts after Hurricane Katrina and the Gulf restoration efforts after the BP oil spill. She also was elected as Louisiana treasurer (1987-1995), and served as a member of the Louisiana legislature (1979-1987). Ms. Landrieu currently serves on the board of trustees or board of directors of several national organizations supporting sustainable resource management and promoting education or children’s welfare.

She is a graduate of Louisiana State University, receiving her Bachelor of Arts degree. Senator Landrieu was appointed as a Director on March 1, 2021 pursuant to the Bluescape Agreement related to, among other things, appointment of additional Directors to the Board. See “Recent Events” on page 3 for more information.

Senator Landrieu’s qualifications to serve as our director include her extensive experience with federal and state regulation and compliance, community and political relations, strategy development, customer experience, alignment of company culture and compensation and leadership development and finance.

Sandra A.J. Lawrence

Director Since: 2004

Age: 63

Committee Membership: Compensation and Leadership Development and Nominating, Governance, and Corporate Responsibility (Chair)

Ms. Lawrence was the Executive Vice President and Chief Administrative Officer (2016-2019) and Executive Vice President and Chief Financial Officer (2005-2016) of Children’s Mercy Hospital, a comprehensive pediatric medical center in Kansas City, Missouri. Previously, she was the Chief Financial Officer (2005) and Senior Vice President and Treasurer (2004-2005) of Midwest Research Institute, an independent, non-profit, contract research organization located in Kansas City, Missouri. Prior to that Ms. Lawrence spent twenty-six years in professional or management positions in the architecture, real estate, financial services, packaging and medical research industries. She is on the board of directors of American Shared Hospital Services (NYSE American: AMS), a provider of radiosurgical and radiation therapy equipment based in San Francisco, California, where she serves as chair of the audit committee and as a member of the nominating and corporate governance committee. She is also chair of the board of directors of the Heartland Chapter of the National Association of Corporate Directors, was named an NACD board leadership fellow, and serves on the boards of directors of various charitable, non-profit and civic organizations, including the Hall Family Foundation and Women Corporate Directors. Ms. Lawrence serves as a trustee of the Ivy and Waddell and Reed Mutual Funds Complex Trust (NYSE: WDR/IVH). Ms. Lawrence is a graduate of Vassar College, receiving her Bachelor of Arts in psychology. She also received a Master of Architecture from the Massachusetts Institute of Technology and a Master in Business Administration from Harvard Business School.

Ms. Lawrence’s qualifications to serve as our director include her substantial financial expertise, her extensive service as a director in a diverse range of organizations, her experience as a public company director and her knowledge of corporate governance. Ms. Lawrence also has extensive knowledge of the Kansas City metropolitan area and Topeka, Kansas, two of our largest service territories.

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Ann D. Murtlow

Director Since: 2013

Age: 60

Committee Membership: Audit and Power Delivery and Safety (Chair)

Ms. Murtlow is a member of the board of directors, President and Chief Executive Officer of the United Way of Central Indiana, a non-profit community impact organization (since 2013). Previously, she spent twenty-four years with AES Corporation, a holding company for electric utilities located in Arlington, Virginia, and served for over twelve years in various senior leadership and officer roles including as Vice President and Group Manager of AES and President, Chief Executive Officer and Director of Indianapolis Power & Light Company, an integrated electric utility, and its parent company, IPALCO Enterprises, both located in Indianapolis, Indiana. Ms. Murtlow currently serves on the board of directors of Wabash National Corporation (NYSE: WNC), a diversified industrial manufacturing company in Lafayette, Indiana (since 2013), where she chairs the nominating and corporate governance committee and serves on the compensation committee. She previously served on the board of directors of First Internet Bancorp and its subsidiary, First Internet Bank, a financial institution in Fishers, Indiana (2013-2020), and on the boards of directors of the Federal Reserve Bank of Chicago, Herff Jones, a manufacturer of educational recognition and achievement products and motivational materials located in Indianapolis, Indiana, and AEGIS Insurance Services, Inc., a mutual insurance company in East Rutherford, New Jersey. Ms. Murtlow was also named a board leadership fellow by the National Association of Corporate Directors. Ms. Murtlow received her Bachelor of Science in chemical engineering from Lehigh University.

Ms. Murtlow’s qualifications to serve as our director include her extensive and varied senior management leadership experience and accomplishments and deep insight and knowledge about the operations and challenges of a vertically integrated, regulated electric utility with nuclear generation.

Sandra J. Price

Director Since: 2016

Age: 62

Committee Membership: Compensation and Leadership Development, Nominating, Governance, and Corporate Responsibility and Nuclear and Power Supply

Ms. Price is the former Senior Vice President, Human Resources of Sprint Corporation (2006-2016), a global telecommunications company headquartered in Kansas City, Missouri prior to its acquisition by T-Mobile. Previously, she served as Senior Vice President Designee for the Human Resources, Communications and Brand Management functions of the Sprint Local Telephone Division and a variety of other human resource roles (1993-2006). Prior to Sprint, she was a principal in the Blue Valley School District, Overland Park, Kansas, and in the Jenks Public School District, Tulsa, Oklahoma. She served as co-chair of KC Rising (2017-2018), a non-profit organization focused on economic development in the Kansas City metropolitan area. Ms. Price is a member of the board of directors of the US Infrastructure Corporation (USIC), a privately-held company that provides locating services for underground utilities based in Indianapolis, Indiana. She also serves on the board of directors of the Heartland Chapter of the National Association of Corporate Directors, was named an NACD board leadership fellow, and serves on the board of directors of the Kansas City Metropolitan Community College Foundation. Ms. Price was named to the Kansas City Business Journal’s “Women Who Mean Business” list and to the Profiles in Diversity Journal’s “Women Worth Watching.” Ms. Price received her Bachelor of Arts in special education from Oral Roberts University and a Master of Arts in education and administration from the University of Tulsa.

Ms. Price’s qualifications to serve as our director include her diverse senior management and leadership experience, her deep understanding of human resources and talent development and her knowledge of our Kansas City service territory.

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Mark A. Ruelle

Director Since: 2011

Age: 59

Committee Membership: Nuclear and Power Supply

Mr. Ruelle is Chairman of the Board. Mr. Ruelle served as a member of the board of directors, President and Chief Executive Officer of Westar Energy prior to the merger with Great Plains Energy that resulted in the formation of Evergy (2011-2018). Mr. Ruelle was also previously Executive Vice President and Chief Financial Officer of Westar Energy (2003-2011), and had held other financial, strategic planning and corporate development positions with Westar Energy. Mr. Ruelle also served as Senior Vice President, Chief Financial Officer and Treasurer of Sierra Pacific Resources and its integrated electric utility subsidiary, Sierra Pacific Power Company (1997-2001), and, following its acquisition by Sierra Pacific Resources, President of Nevada Power Company (2001-2002), in Las Vegas, Nevada. He is on the board of directors of Stormont-Vail Health Care and various charitable and civic organizations. Mr. Ruelle previously served on the board of directors of Houston Wire & Cable Company (Nasdaq: HWCC), a provider of industrial electrical and mechanical wire and cable products (2014-2018). Mr. Ruelle received both a Bachelor of Arts degree and a Master of Arts degree in economics from the University of North Dakota and has completed the Institute of Nuclear Power Operations Nuclear Reactor Technology Course for Executives at the Massachusetts Institute of Technology.

Mr. Ruelle’s qualifications to serve as our director and Chairman of the Board include his leadership experience, his financial expertise and his extensive utility industry experience, including with nuclear generation. He also has experience as a public company director and with corporate governance. Mr. Ruelle has deep connections in our Kansas service territory and, in particular, the business community in Topeka, Kansas, one of our significant markets and our Kansas operational headquarters.

S. Carl Soderstrom Jr.

Director Since: 2010

Age: 67

Committee Membership: Audit, Nominating, Governance, and Corporate Responsibility and Power Delivery and Safety

Mr. Soderstrom is the former Senior Vice President and Chief Financial Officer of ArvinMeritor, an automotive and commercial vehicle components manufacturer based in Troy, Michigan (2001-2004). Previously, he served as Senior Vice President, Engineering, Quality and Procurement for the company (1997-2001). Mr. Soderstrom held executive/management positions at Rockwell International (1986-1998), General Electric Company (1980-1986) and Emerson Electric (1977-1980). He is a member of the board of directors of Lydall Inc. (NYSE: LDL), a technology and manufacturing company headquartered in Manchester, Connecticut (since 2003), where he serves as chair of the governance committee and a member of the audit review committee. Mr. Soderstrom was previously a member of the board of directors of FreightCar America Inc., a railcar manufacturing company located in Chicago, Illinois (2005-2018). Mr. Soderstrom graduated from Duke University and holds a Bachelor of Science in mechanical engineering and economics. He received his Master of Business Administration from the University of Michigan.

Mr. Soderstrom’s qualifications to serve as our director include his substantial financial expertise, his operations and engineering knowledge from his experience at other large public companies and his substantial experience serving as a director of other public companies.

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John Arthur Stall

Director Since: 2019

Age: 66

Committee Membership: Nuclear and Power Supply (Chair)

Mr. Stall is an independent member of the board of directors of Wolf Creek Nuclear Operating Corporation (“Wolf Creek”), which operates Evergy’s Wolf Creek nuclear generating station (since 2011). Mr. Stall retired from NextEra Energy, Inc., the largest electric utility holding company in the United States located in Juno Beach, Florida, in 2010, where he served in numerous nuclear leadership roles. He served as President of NextEra’s nuclear division (2009-2010), as Senior Vice President and Chief Nuclear Officer of NextEra (2001-2009), as Vice President, Nuclear Engineering of NextEra (2000-2001) and Vice President of NextEra’s St. Lucie nuclear generating station (1996-2000). He also served in leadership roles at Dominion Energy, Inc.’s North Anna nuclear generating station (1977-1996). Mr. Stall provides consulting services related to the nuclear industry, including serving as an arbitrator in complicated nuclear disputes and providing expert witness testimony to regulatory bodies. He served as the chair of an independent nuclear safety advisory committee for a publicly-traded electric utility that operates multiple nuclear generating units. He served as a member of the Institute of Nuclear Power Operations National Academy of Nuclear Training Accrediting Board (2008-2019). Mr. Stall graduated from the University of Florida and holds a Bachelor of Science in nuclear engineering. He received his Master of Business Administration from Virginia Commonwealth University.

Mr. Stall’s qualifications to serve as our director include his substantial nuclear expertise, his operations and engineering knowledge from his experience at other large electric utilities and his leadership experience.

C. John Wilder

Director Since: 2021

Age: 63

Committee Membership: Finance (Chair) and Power Delivery and Safety

Mr. Wilder is the Executive Chairman of Bluescape, founded in 2007 as an alternative investment firm that leverages its private capital, global network, and deep domain expertise to deliver differentiated long-term investment performance in the energy and utility sectors. He has served on the boards of many private and public companies, including Bluescape Opportunities Acquisition Corporation (NYSE: BOAC) (since 2020), NRG Energy, Inc. (NYSE: NRG) and TXU Corp. and Exco Resources, Inc. (2015-2017), and in executive officer roles at TXU Corp., Entergy Corp., and Royal Dutch/Shell Group.

Mr. Wilder started in the energy business in Texas over 40 years ago with the Royal Dutch/Shell Group, where he rose to the position of Chief Executive Officer of Shell Capital in London. Mr. Wilder’s vision and execution spearheaded the industry’s three most successful financial and operational turnarounds at NRG (Board of Directors, 2017-2018), TXU (Board Chairman and Chief Executive Officer, 2004-2007) and Entergy (Chief Financial Officer, 1998-2004) moving struggling companies from the bottom quartile to the top quartile across a variety of performance dimensions. For his achievements at TXU, the Harvard Business Review named Mr. Wilder twice as one of the Best-Performing CEOs in the World, ranking 24th among 2,000 CEOs from publicly traded companies in 33 countries in 2010, and 74th among 3,143 CEOs from publicly traded companies in 50+ countries in 2013. No other United States power company executive was honored in either of these rankings. During Mr. Wilder’s leadership, TXU delivered 65% annualized shareholder returns and ranked 5th best among the S&P 500. In addition, Mr. Wilder was named to Ten Best CEOs in America by Institutional Investor in 2004 and was named Best CEO and CFO in the Electric Power Sector in multiple years by Institutional Investor.

Mr. Wilder is on the advisory boards of the McCombs School of Business at the University of Texas at Austin and the A.B. Freeman School of Business at Tulane University. He is a former advisory board member of the Global Energy Management Institute, University of Houston, and the Energy

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Management and Innovation Center, University of Texas. Mr. Wilder is also Chairman of the Board of Trustees of Texas Health Resources and is a past member of the National Petroleum Council, a U.S. Secretary of Energy appointment.

Mr. Wilder graduated magna cum laude from Southeast Missouri State University with a bachelor’s degree in business administration, and he has received the university’s Distinguished Alumni Award. He earned a master’s degree in business administration from the University of Texas.

Mr. Wilder was appointed as a Director on March 1, 2021 pursuant to the Bluescape Agreement related to, among other things, the appointment of additional Directors to the Board. See “Recent Events” on page 3, for more information.

Mr. Wilder’s qualifications to serve as our director include his long-term and extensive leadership experience in the energy industry. He also provides deep insight and expertise on financial, transactional, regulatory and operations matters facing the Company.

The 13 nominees for director have been recommended to the Board by the Nominating, Governance, and Corporate Responsibility Committee and nominated by the Board to serve as directors until the next annual meeting of shareholders and until their successors are duly elected and qualified. Each nominee has consented to stand for election, and the Board does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the director nominees should become unavailable to serve at the time of the annual meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board. Alternatively, in lieu of designating a substitute, the Board may reduce the number of directors. Proxies cannot be voted for more than 13 nominees.

Director Nominating Process

The Nominating, Governance, and Corporate Responsibility Committee is responsible for identifying potential director nominees and evaluating and recommending director nominees to the Board. The Committee takes into account a number of factors when considering director nominees, as described in our Corporate Governance Guidelines and as discussed in greater detail below. Director nominees identified by shareholders for our consideration will be evaluated in the same way as nominees identified by the Nominating, Governance, and Corporate Responsibility Committee.

Shareholders who wish to identify director nominees for consideration by the Nominating, Governance, and Corporate Responsibility Committee should write to our Nominating, Governance, and Corporate Responsibility Committee at the address provided in “Communicating with the Board” on page 24. Shareholders who wish to nominate a director nominee, including pursuant to our proxy access By-law provisions, may do so by following instructions set forth in “How can I nominate a director or submit a proposal for the 2022 annual meeting?” on page 67.

Director Nominee Qualifications

The Board oversees the shareholders’ interests in the long-term health and success of the Company’s business, and directs, oversees and monitors the performance of management. The Board believes that its effectiveness in carrying out its responsibilities depends not only upon the particular experience, qualifications, attributes and skills that each director possesses, but also upon their ability to function well as a collegial body and to work collaboratively.

The Board’s objective is to have a well-rounded and diverse membership possessing, in the aggregate, skill sets and core competencies that are conducive to long-term success. The Board considers diversity in the broadest sense, reflecting geography, age, gender and ethnicity, as well as other factors. The Board believes that a diverse group of directors is desirable to expand the Board’s collective knowledge and expertise, as well as to evaluate management and positively influence the Company’s performance.

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The success of the Company depends not only on expertise-based competencies, but equally on the personal qualities and attributes of the directors, both individually and as a group. Attributes that directors should possess include, among others, practical wisdom and thoughtfulness in decision-making; mature and sound judgment; financial acumen and business experience; the highest level of personal and professional ethics, integrity and values; sufficient time and availability; commitment to representing the interests of shareholders, customers and their communities; critical analysis skills; collegiality, a collaborative and cooperative spirit and the ability to both lead and work within a team environment; and the courage to act constructively and independently. Non-management directors should also be able to meet the independence requirements of the New York Stock Exchange (“NYSE”) listing standards and our Corporate Governance Guidelines.

The Board concluded that the following competencies are conducive to sustainable long-term shareholder and customer value: strategy development; federal and state regulation and compliance; alignment of company culture and compensation and leadership development; accounting, finance and investment management; risk management; operational oversight; customer experience; and community and political relations. Each director nominee provided a self-evaluation against these core competencies, and the Board evaluated the contribution level of each director nominee, using the categories of “experienced,” “moderate experience,” “minimal experience” and “no experience.” Twelve of the director nominees rated himself or herself as being either “experienced” or “moderately experienced” in each of the core competencies as shown below, with ten of the director nominees identifying himself or herself as “experienced” in each of the core competencies.

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Corporate Governance Matters

Board Structure

Board Leadership Structure. We have separated the roles of Chairman of the Board and Chief Executive Officer, with Mr. Mark A. Ruelle serving as our Chair and Mr. David A. Campbell serving as our Chief Executive Officer. The Board believes that this structure is an appropriate corporate governance structure for the Company. However, the Board believes it is important to maintain flexibility to combine the roles in the future if it determines at a later date that a different Board structure would be in the long-term interests of our shareholders.

Chairman of the Board

The Chair is responsible for presiding over all Board meetings and all executive sessions of the Board that include only non-management directors. The Chair may also call special meetings of the Board or shareholders, and also presides over Evergy’s shareholder meetings.

The Chair approves Board meeting agendas, which are prepared by the Chief Executive Officer reflecting input, if any, of the Chair and Lead Independent Director. The Chief Executive Officer and Chair also discuss the quality, quantity and timeliness of the flow of information from management.

The Chair also serves as the principal liaison between management, acting through or in consultation with the Chief Executive Officer, and the Board. He is also responsible for soliciting information from the non-management members of the Board regarding the performance of the Chief Executive Officer.

The Chair is also available for discussion with individual directors regarding key issues, individual director performance or any other matters relating to effectiveness of the Board. He may also interface from time to time with the public, including shareholders.

Working with the Nominating, Governance, and Corporate Responsibility Committee, the Lead Independent Director and the Chief Executive Officer, the Chair is also responsible for interviewing all potential new candidates and recommending new candidates for the Board. Among these other duties, the Chair is also responsible for helping to set the tone for ethics and integrity at Evergy.

Lead Independent Director

The Lead Independent Director is responsible for developing agendas for executive sessions of independent directors and calling and presiding over the same. He also serves as a liaison between the Chair and the independent directors, reviews meeting agendas and reviews meeting schedules.

The Board appointed Mr. Hyde to serve as Lead Independent Director to ensure that Evergy’s independent directors are represented and have formal mechanisms in place to exercise their governance role.

Independent Board. The Board has determined that 11 of the 13 nominees are independent.

Executive Sessions. Time is reserved on each Board meeting agenda for all directors to meet in executive session, with no members of management (other than the Chief Executive Officer) present. Time is also reserved on each Board meeting agenda for the non-management directors to meet in executive session, presided over by our Chair, and for the independent directors to meet in executive session, presided over by the Lead Independent Director, in each case with no members of management present. Time is also reserved at each regular committee meeting for committee members to meet in executive session with no members of management present.

Board Meetings and Director Attendance. The Board held fourteen meetings in 2020. Each incumbent director nominee attended 100% of the aggregate number of meetings of the Board and committees on which he or she served.

Board Committees. We have a robust committee structure, with six standing committees.

Each committee is led by an independent director. In addition, four of the standing committees, including the committees required by NYSE standards, consist solely of independent directors. For

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2020, there were also two special purpose committees: the Strategic Review & Operations Committee and the CEO Search Committee. Information regarding each of the standing committees is summarized below.

Each standing committee is governed by a committee charter that enumerates the committee’s responsibilities. Each charter is reviewed annually, updated as appropriate, and available on the Company’s website at investors.evergy.com. Information on, or that can be accessed through our website is not a part of this proxy statement and is not incorporated into any other SEC filings we make.

Summary of 2020 Committee Developments

•

On February 28, 2020, the Board established the Strategic Review & Operations Committee to advise the Board and management on ways to enhance long-term shareholder value, including through opportunities for a strategic combination and enhancements to our long-term standalone plan and strategy. The committee charter required that the committee meet every other week, a requirement that the committee exceeded, until it completed its responsibilities. The work of this committee culminated in the STP that we announced in August 2020.

•

On May 5, 2020, the Board established two new standing committees to replace the Nuclear, Operations, and Environmental Oversight Committee: the Nuclear and Power Supply Committee and the Power Delivery and Safety Committee. For additional information, see the description below.

•

On August 27, 2020, the Board established the CEO Search Committee to direct the search for Mr. Bassham’s replacement as President and Chief Executive Officer, as disclosed in the Company’s Current Report on Form 8-K filed on August 27, 2020 with the SEC. This special purpose search committee completed its duties and disbanded upon the successful engagement of Mr. Campbell.

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Audit Committee

Meetings in 2020: 7

Primary responsibilities:

•  Oversee processes related to the integrity of Evergy’s financial statements, including internal control over financial reporting;

•  Oversee the independent auditor and the internal audit services department;

•  Oversee the preparation of all reports and other disclosures required of the Audit Committee by the SEC; and

•  Review Evergy’s compliance with legal and regulatory requirements and its Code of Ethics.

Members:* Mr. Hyde (Chair) Mr. Hawley Mr. Keglevic Ms. Murtlow Mr. Soderstrom

The Board has determined that (i) each member of the committee is independent under the NYSE listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (“Exchange Act”); (ii) each member of the committee is financially literate; and (iii) Mr. Hawley, Mr. Hyde, Mr. Keglevic, Ms. Murtlow and Mr. Soderstrom are “audit committee financial experts” within the meaning of SEC regulations. No member of the committee serves on the audit committee of more than three public companies.

*Mr. Hawley served on the committee in 2020, and is not standing for re-election for personal reasons. Mr. Keglevic was appointed to serve on the committee effective March 1, 2021.

Compensation and Leadership Development Committee

Meetings in 2020: 6

Primary responsibilities:

•  Oversee alignment of compensation philosophy with shareholder interests;

•  Evaluate, and recommend for approval by the non-management members of the Board, CEO compensation;

•  Approve named executive officer compensation (other than the CEO);

•  Advise the CEO on compensation for other officers;

•  Oversee human capital resources;

•  Review the culture of Evergy; and

•  Review whether our compensation program encourages excessive risk taking.

Members:* Ms. Carter (Chair) Mr. Isaac Sen. Landrieu Ms. Lawrence Ms. Price

The Board has determined that each member of the committee is independent under the NYSE listing standards, including the enhanced independence standards for members of the compensation committee and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

*Sen. Landrieu was appointed to serve on the committee effective March 1, 2021.

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Nominating, Governance, and Corporate Responsibility Committee

Meetings in 2020: 6

Primary responsibilities:

•  Identify nominees for election to our Board;

•  Oversee corporate governance principles and practices;

•  Oversee the evaluation of the Board and each committee;

•  Review Evergy’s corporate responsibility activities; and

•  Oversee and set compensation for members of the Board.

Members:* Ms. Lawrence (Chair) Mr. Hawley Mr. Hyde Ms. Price Mr. Soderstrom

The Board has determined that each member of the committee is independent under the NYSE listing standards.

*Ms. Carter served on the committee in 2020 and moved off effective March 1, 2021, when Messrs. Hawley and Soderstrom were appointed to the committee. Mr. Hawley served on the committee in 2021, and is not standing for re-election for personal reasons.

Finance Committee

Meetings in 2020: 5	Primary responsibilities:
Members:* Mr. Wilder (Chair) Mr. Campbell Mr. Isaac Mr. Keglevic Sen. Landrieu

•  Assist the Board with the management and review of matters relating to the financial condition and financing plans of Evergy;

•  Review Evergy’s financial strategies;

•  Review Evergy’s capital requirements, capital structure and capital allocation;

•  Review Evergy’s annual budget;

•  Review risks and mitigation strategies related to budgeting, financing, credit exposures and energy trading and marketing;

•  Review Evergy’s investor relations program;

•  Oversee corporate insurance, and employee benefits and nuclear decommissioning trusts;

•  Review Evergy’s tax strategy and treasury practices, and related risks; and

•  Review the key performance indicators for the STP measured on an absolute basis, changes over time, and benchmark against peer groups.

The Board has determined that each member of the committee is independent under the NYSE listing standards.

*Messrs. Hawley, Soderstrom and Stall and Ms. Murtlow served on the committee in 2020 and moved off effective March 1, 2021, when Messrs. Wilder and Campbell, and Sen. Landrieu were appointed to the committee.

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Nuclear and Power Supply Committee

Meetings in 2020: 2	Primary responsibilities:
Members:* Mr. Stall (Chair) Ms. Carter Mr. Isaac Sen. Landrieu Ms. Price Mr. Ruelle

•  Assist the Board with oversight of Wolf Creek;

•  Review Evergy’s power supply strategy and plans;

•  Review Evergy’s compliance with laws, regulations and standards, including those related to environmental matters, related to Evergy’s power supply resources; and

•  Review power supply risk and mitigation matters.

The Board has determined that each member of the committee, other than Mr. Ruelle, is independent under the NYSE listing standards. Due to his extensive operational experience, including with respect to Wolf Creek, the Board determined that having Mr. Ruelle on the committee is beneficial to the long-term interests of shareholders, customers and the community.

The committee was formed on May 5, 2020, along with the Power Delivery and Safety Committee, as a result of a split of the Nuclear, Operations, and Environment Oversight Committee. The committee first met on October 26, 2020.

*Sen. Landrieu was appointed to serve on the committee effective March 1, 2021.

Power Delivery and Safety Committee

Meetings in 2020: 2	Primary responsibilities:
Members:* Ms. Murtlow (Chair) Mr. Hawley Mr. Keglevic Mr. Soderstrom Mr. Wilder

•  Advise and assist the Board with respect to oversight of Evergy’s power delivery, customer service and information technology functions, and the overall safety of Evergy’s operations;

•  Review Evergy’s strategy with respect to transmission and distribution assets; and

•  Review operations risks, including physical and cybersecurity risks, and management risk mitigation activities.

The Board has determined that each member of the committee is independent under the NYSE listing standards.

*Mr. Andrews and Ms. Lawrence served on the committee in 2020 and moved off effective March 1, 2021, when Messers. Keglevic and Wilder were appointed to the committee. Mr. Hawley served on the committee in 2020, and is not standing for re-election for personal reasons.

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Corporate Governance Practices

We are committed to strong corporate governance practices that support the regulated nature of our business and the long-term interests of our shareholders.

Corporate Governance Guidelines. The Board has adopted a set of Corporate Governance Guidelines to provide a framework for our corporate governance initiatives. Our guidelines address, among other things, Board responsibilities and leadership, risk oversight, committee composition and director qualifications. The Nominating, Governance, and Corporate Responsibility Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and for recommending any changes to the guidelines to the Board.

Code of Ethics. Our Board has adopted a Code of Ethics to set the tone for our expectation that all directors, officers and employees act in an ethical and lawful manner. We also expect all parties who work on Evergy’s behalf to embrace the spirit of the Code of Ethics. Other parts of our process to ensure lawful and ethical business conduct include policies and procedures, compliance monitoring and reporting and periodic training on various areas of the law and corporate policies. We have also established a “ConcernsLine,” which is independently administered and is available 24 hours a day, every day, for the confidential and anonymous reporting of concerns and complaints.

Our Corporate Governance Guidelines and the Code of Ethics are available on the Company’s website at investors.evergy.com. These documents are also available in print to any shareholder upon request. Requests should be directed to Corporate Secretary, Evergy, Inc., 1200 Main Street, Kansas City, Missouri 64105. We will disclose any change in the Code of Ethics, or any waiver from a provision in the Code of Ethics granted to a director or an executive officer, by posting such information on our website.

Annual Election of Directors. Our directors are elected on an annual basis and serve until their respective successors have been duly elected and qualified.

Majority Voting Policy. Pursuant to our majority voting policy, each director nominee is required to tender in advance of the annual meeting an irrevocable letter of resignation that will take effect if that nominee fails to receive, in an uncontested election, the vote of a majority of votes cast by shareholders at the meeting. In the event that any nominee fails to obtain the required majority vote, the Board will decide, through a process managed by the Nominating, Governance, and Corporate Responsibility Committee and excluding the nominee in question, whether to accept the resignation. Absent a compelling reason for the director to remain on the Board, the Board shall accept the resignation.

Proxy Access. Subject to the requirements and limitations contained in our By-laws, an eligible shareholder, or a group of up to 20 eligible shareholders, can have nominees included in future proxy statements. In general, a shareholder must have continuously owned at least 3% of Evergy’s outstanding shares for at least three years as of the date that the shareholder(s) notify Evergy of the intent to utilize proxy access. Ownership of our predecessor companies – Great Plains Energy and Westar Energy – qualify as counting toward the holding period requirement. An eligible shareholder may use proxy access to nominate up to 25% of the total number of directors who are members of the Board as of the date that the shareholder(s) notify Evergy of the intent to utilize proxy access.

Annual Self-Assessments. The Board and each committee conduct annual self-assessments to determine whether the Board and the committees are functioning effectively. The self-assessment process is based on written Board and committee surveys that are completed by all Board members. The self-assessment topics generally include, among other matters, Board composition and Board and committee structure, meeting topics and process, quality and timeliness of information, diversity, risk management, succession planning and access to management. The Chair of the Nominating, Governance, and Corporate Responsibility Committee meets with each director to discuss the survey, and the process allows Board members to provide input on individual Board member effectiveness. Each Board committee receives and discusses the results of its self-assessment, and the Nominating, Governance, and Corporate Responsibility Committee receives and discusses the results of the Board and all committee self-assessments. The Board discusses the results of the self-assessment process and, as appropriate, oversees the implementation of enhancements and other modifications identified during the process.

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Board Oversight of Risk Management. The Board is responsible for the oversight of all major risks (as well as mitigation plans), including strategic, financial, operational and compliance risks. In an effort to ensure appropriate and in-depth oversight of risk, the Board has delegated some specific risk oversight responsibility to its committees, as summarized below and as described in those committees’ charters. The Nominating, Governance, and Corporate Responsibility Committee is charged with ensuring that risk oversight roles have been properly allocated, and the Audit Committee reviews Evergy’s policies with respect to risk assessment and risk management. Management is responsible for developing and implementing appropriate risk management practices on a day-to-day basis.

At least once each year, the full Board receives a report from management of key business and compliance risks and related mitigation plans. The full Board also receives updates on significant events and the status of, and changes in, the risks and mitigation plans. In addition, management makes regular presentations to the Board focusing on significant risk areas and corresponding mitigation plans and activities.

Board Attendance at Annual Meeting. Our Corporate Governance Guidelines provide that all directors are encouraged to attend annual meetings of shareholders. All incumbent directors attended the 2020 annual meeting of shareholders.

Mandatory Retirement / Tenure Policy. Each member of our Board as of June 4, 2018 is not eligible to stand for election or re-election at the annual meeting of shareholders following his or her 75th birthday. Any director appointed after June 4, 2018 will not be able to stand for election or re-election at the annual meeting of shareholders following the earlier of (i) his or her 72nd birthday or (ii) 16 years of service. In addition, any director who experiences a significant change in primary employment since election to the Board will offer to resign, which offer will be evaluated by the Board in light of the individual circumstances.

Stock Ownership Requirements. Our Corporate Governance Guidelines provide that non-employee directors are expected, within five years of their initial election to the Board, to acquire and hold Evergy stock with a value equal to at least five times the amount of the annual non-employee director cash retainer. All director nominees are in compliance with the policy.

No Hedging / Pledging. Our securities trading policy, which was adopted by the Board and is overseen by our Nominating, Governance, and Corporate Responsibility Committee, prohibits all employees, officers and directors from trading in options, warrants and puts and calls related to Evergy. Our policy also prohibits all employees, officers and directors from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Evergy securities. The policy also prohibits all employees, officers and directors from holding Evergy securities in a margin account or pledging Evergy securities as collateral.

Oversight and Disclosure of Political Contributions. Our Nominating, Governance, and Corporate Responsibility Committee reviews and approves the annual political contribution budget, and reviews reports on political expenditures. Our website, investors.evergy.com, also contains a copy of our policy with respect to political contributions and information regarding certain political expenditures.

Leader in Environmental Stewardship. Evergy is committed to a long-term strategy to reduce carbon dioxide emissions in a cost-effective and reliable manner. In 2020, Evergy achieved a reduction of carbon dioxide emissions of approximately 50% from 2005 levels and announced a goal to achieve an 80% reduction from 2005 levels by 2050. In August 2020, Evergy also announced a five-year STP, which seeks to optimize and enhance value creation for stakeholders and has the potential to reduce carbon dioxide emissions by as much as 85% by 2030 compared to 2005 levels. The STP expedites carbon dioxide emission reductions by pursuing constructive legislative and regulatory recovery mechanisms to facilitate the retirement of coal-fired generation and expansion of Evergy’s wind and solar footprint, while maintaining reliability. The pace of carbon dioxide emission reductions will ultimately be defined by continued collaboration with stakeholders as part of Evergy’s triennial integrated resource plan. Further, the trajectory and timing for reaching this goal could be impacted by political, legal and regulatory actions and applicable technology developments.

Corporate Governance Matters  |  Corporate Governance Practices  |  Evergy 2021 Proxy Statement   22

Diversity, Equity and Inclusion. To advance our mission to empower a better future and our vision to become the best energy company, we must continue to cultivate a company culture that respects others, allows for a questioning attitude and strives to do the right thing every time. We believe that to maintain sustainable success, we need a team with a variety of backgrounds, perspectives and skills, and our goal is to be a diverse workforce that is representative of the communities we serve. We are committed to celebrating diversity and building a team where everyone – regardless of race, color, religion, gender, gender identity or expression, sexual orientation, national origin, genetics, disability, age, or veteran status – has a voice and can bring their best every day. With this in mind, our director of diversity and inclusion reports directly to our CEO. Evergy’s active supplier diversity program has been in place for more than 30 years and involved $156 million of diverse supplier spending in 2020. To further promote and reinforce our commitment in 2021, we added a discretionary diversity, equity, and inclusion modifier to the annual incentive plan intended to direct improvement in areas such as supplier diversity, talent development and engagement, among others.

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors be independent, as determined in accordance with the NYSE listing standards, as well as other independence standards that the Board may adopt. The NYSE listing standards provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted director qualification standards that are contained in our Corporate Governance Guidelines to assist in making director independence determinations. Our Corporate Governance Guidelines are available on our website, investors.evergy.com. Our director qualification standards are consistent with the NYSE objective independence standards.

The Nominating, Governance, and Corporate Responsibility Committee reviewed the applicable legal standards for Board and committee member independence and the director qualification standards. The Nominating, Governance, and Corporate Responsibility Committee also reviewed an analysis of the information provided by each director in an annual questionnaire and a report of transactions between Evergy and director-affiliated entities. The Nominating, Governance, and Corporate Responsibility Committee reported its independence determination recommendations to the full Board, and the Board made its independence determinations based on the Nominating, Governance, and Corporate Responsibility Committee’s report and the supporting information. In making its independence determinations, the Board considered ordinary course commercial, charitable and other transactions, none of which were material or affected the independence of a director nominee.

In evaluating independence, the Board considered that Ms. Carter is a director of Lockton Companies Inc., a privately-held insurance and benefits broker and advisor, which Evergy uses for employee benefits and insurance brokerage services in the ordinary course of business. The Board also considered that Ms. Price is a director of US Infrastructure Company, a privately-held company that provides underground utility locating services, which the Company uses for services in the ordinary course of its business. Considering all the facts and circumstances, including that these arrangements were made on an arms-length basis and neither Ms. Carter nor Ms. Price, as applicable, was involved in, or had a material interest in, the dealings with Evergy, the Board determined that the transactions did not affect either director’s independence.

Some of our directors serve as trustees or directors of non-profit and community organizations on which other directors or officers also serve or to which we donate money. In each case, payments by us or our predecessor companies were less than the greater of $1 million or 2% of the entity’s consolidated gross revenue.

Based on this review, the Board affirmatively determined that all directors (including nominees for directors at the annual meeting of shareholders) are independent under the NYSE listing standards and the director qualification standards, except for Messrs. Ruelle and Campbell, due to the former and current position of each as a chief executive officer of Westar Energy and Evergy, respectively.

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Other Matters

Related Party Transactions

The Board has adopted a written policy governing the identification, review, approval, consideration or ratification of related party transactions. The policy applies to any transaction in which Evergy (including any of its subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000 in the aggregate, and any related party had, has or will have a direct or indirect material interest, but excludes any transaction that meets the preapproval thresholds set forth in our related party transaction policy. Pursuant to this policy, related party transactions are to be submitted to the Nominating, Governance, and Corporate Responsibility Committee for consideration at the next committee meeting or, if it is not practicable or desirable for the Company to wait until the next committee meeting, to the committee Chair. The Chair reports to the committee at its next meeting any approval under the related party transactions policy pursuant to delegated authority. There were no related party transactions in 2020.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation and Leadership Development Committee is or was an officer or employee of Evergy or its subsidiaries. None of our executive officers served as a director or was a member of the compensation committee (or equivalent body) of any entity where a member of our Board or Compensation and Leadership Development Committee was also an executive officer.

Communicating with the Board

The Board values input from shareholders and the many constituents that are impacted by Evergy’s activities. Communications relating to corporate governance, succession planning, executive compensation and general oversight of the Board can be sent to:

Chair, Nominating, Governance, and Corporate Responsibility Committee

Evergy, Inc.

Attention: Corporate Secretary

1200 Main St.

Kansas City, Missouri 64105

Communications can also be sent by e-mail to board@evergy.com. All relevant communications will be forwarded to the Chair of the Nominating, Governance, and Corporate Responsibility Committee to be handled on behalf of the Board. The Board believes that communications relating to general business operations, financial results, strategic direction and similar matters are appropriately addressed by management, and relevant communications that relate to these topics will be shared with appropriate members of management.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints or concerns regarding accounting, internal accounting controls or auditing matters affecting Evergy. Complaints or concerns may be submitted on a confidential and anonymous basis either through the “ConcernsLine” (1-866-266-7595) or by letter addressed to:

Chair, Audit Committee

Evergy, Inc.

Attention: Corporate Secretary

1200 Main St.

Kansas City, Missouri 64105

All complaints or concerns will be forwarded to the Chair of the Audit Committee. Confidentiality will be maintained to the fullest extent practicable, consistent with the need to conduct an adequate investigation and applicable legal requirements.

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Director Compensation

Our Nominating, Governance, and Corporate Responsibility Committee, which is comprised entirely of independent directors, is responsible for reviewing and approving compensation for our non-employee directors. The committee seeks to provide an overall non-employee director compensation program that is generally aligned with the 50th percentile of our peer group. However, due to the variation in peer company non-employee director compensation, and the fact that director compensation is not changed each year, in any given year overall non-employee director compensation may be above, at or below the market median. The committee reviews non-employee director compensation at our peer companies and relies in part on the advice of an independent compensation consultant.

Non-Employee Director Compensation

The Nominating, Governance, and Corporate Responsibility Committee, based in part on a review of compensation practices at our peer companies and the advice of an independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), approved a compensation structure for non-employee directors that provides for the following: each non-employee director, other than the Chair and the Lead Independent Director, receives an annual cash retainer of $100,000, paid quarterly, and an annual stock award with a value of $130,000. The Chair receives an annual cash retainer of $155,000, paid quarterly, and an annual stock grant award with a value of $185,000. The Lead Independent Director receives an annual cash retainer of $125,000, paid quarterly, and an annual stock award with a value of $130,000, which is the same as other non-employee directors. Committee chairs receive an additional annual cash retainer, paid quarterly, of $20,000 for each of the chairs of the Audit Committee and the Compensation and Leadership Development Committee, and $15,000 for each of the chairs of the Finance Committee, the Nominating, Governance, and Corporate Responsibility Committee, the Nuclear and Power Supply Committee and the Power Delivery and Safety Committee. In 2020, a one-time cash retainer of $10,000 was issued to each member of the Strategic Review & Operations Committee and the CEO Search Committee.

Election to Defer Compensation

Non-employee directors may defer the receipt of all or part of their cash retainers through our non-qualified deferred compensation plan (“DCP”) or all or part of the equity retainer through issuance of Deferred Share Units (“DSU”) under the Evergy, Inc. Long-Term Incentive Plan (“LTIP”).

Non-employee directors may also elect to have all, or a part, of their cash retainers converted into DSUs under the LTIP.

As of the date any dividend is paid to common stock shareholders, each DSU account is credited with additional DSUs equal to the number of shares of common stock that could have been purchased (at the closing price of our common stock on that date) with the amount which would have been paid as dividends on the number of shares equal to the number of DSUs.

Expense Reimbursement

Members of the Board will also receive standard reimbursements for expenses incurred in connection with meeting attendance and professional education.

Charitable Contribution Matching

We also match up to $10,000 per year of charitable donations made by each director to 501(c)(3) organizations that meet our strategic giving priorities.

Liability Insurance

Consistent with our peer group and other public companies, we provide liability insurance to our directors under our directors and officers insurance policies. We have also entered into standard indemnification agreements with each of our directors.

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Stock Ownership Requirements

Our Corporate Governance Guidelines provide that non-employee directors are expected, within five years of their initial election to the Board, to acquire and hold Evergy stock with a value equal to at least five times the amount of the annual non-employee director cash retainer. As for December 31, 2020, all of our non-employee directors are in compliance with this requirement.

2020 Director Compensation

The following table outlines all compensation paid to our non-employee directors in 2020. We have omitted the columns titled “Option Awards” and “Non-Equity Incentive Plan Compensation” because our non-employee directors did not receive such compensation in 2020.

Current Directors	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)

Mollie Hale Carter(5)(6)	123,333	126,753	10,086	10,000	270,172

Richard L. Hawley	100,000	126,753	—	—	226,753

Thomas D. Hyde(6)(7)	146,667	126,753	34,595	—	308,015

B. Anthony Isaac	115,000	126,753	3,123	10,000	254,876

Paul M. Keglevic(6)(8)(9)(10)	101,250	129,025	1,972	—	232,247

Sandra A.J. Lawrence(6)	125,000	126,753	6,964	—	258,717

Ann D. Murtlow(6)(12)	125,000	126,753	—	—	251,753

Sandra J. Price	100,000	126,753	—	10,000	236,753

Mark A. Ruelle(6)	165,000	180,360	9,255	10,000	364,615

S. Carl Soderstrom Jr.	100,000	126,753	—	—	226,753

John Arthur Stall(9)(11)	120,000	126,753	—	—	246,753

Former Directors(13)

Kirkland B. Andrews (8)(9)(14)	85,000	129,025	—	—	214,025

Charles Q. Chandler IV	62,500	126,753	34,405	—	223,658

Gary D. Forsee	50,000	126,753	27,630	20,000	224,383

Scott D. Grimes	50,000	126,753	—	—	176,753

John J. Sherman	60,000	126,753	—	—	186,753

(1)

The amount represents cash retainers for service on the Board and its committees. As discussed in ‘‘Election to Defer Compensation’’ above, directors can elect to (i) convert all or part of their cash retainers into DSUs, or (ii) defer receipt of all or part of their cash retainer.

(2)

The amount shown is the aggregate grant date fair value of equity granted in 2020 computed in accordance with the Financial Accounting Standards Board (‘‘FASB’’) Accounting Standards Codification (‘‘ASC’’) Topic 718. The amounts reflect the value of equity retainers issued by the Company in 2020, and, as discussed in “Election to Defer Compensation” above, may have been deferred by the director for receipt in a subsequent year.

(3)	The amounts shown represent the above-market earnings during 2020 on nonqualified deferred compensation.

(4)	The amounts shown reflect matches by the Company for qualifying charitable contributions made by the directors.

(5)	Ms. Carter was appointed as the new Compensation and Leadership Development Committee Chair on May 5, 2020, and her cash retainer was pro rated.

(6)	A one-time cash retainer of $10,000 was issued to members of the CEO Search Committee in November 2020.

(7)	Mr. Hyde was appointed as the new Lead Independent Director on May 5, 2020, and his cash retainer was pro rated.

(8)	Messrs. Keglevic and Andrews were elected to the Board on March 3, 2020, and their cash retainers were pro rated.

(9)	A one-time cash retainer of $10,000 was issued to members of the Strategic Review and Operations Committee in July 2020.

(10)	Mr. Keglevic was appointed Finance Committee Co-Chair in August 2020, and his cash retainer was pro rated.

(11)	Mr. Stall was appointed the Power Delivery and Safety Committee Chair on May 5, 2020, and his cash retainer was pro rated.

(12)

Ms. Murtlow, formerly the Nuclear, Operations, and Environmental Oversight Committee Chair, was appointed Power Delivery and Safety Committee Chair on May 5, 2020. There was no change in her cash retainer for that committee change.

(13)

The directors listed below, except Mr. Andrews, did not stand for re-election at the Company’s annual meeting of shareholders held on May 5, 2020, and ceased to be directors of the Company as of that date.

(14)	Mr. Andrews served as a director in 2020 and resigned concurrently with his appointment as Executive Vice President and Chief Financial Officer on February 22, 2021.

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Proposal 2

     Approve on an advisory basis the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section, the compensation tables, related footnotes and narrative discussion of this proxy statement.

☑ The Board recommends a vote FOR the approval of the executive compensation on an advisory basis.

Public companies are required to provide their shareholders with the opportunity to approve, on an advisory and non-binding basis, the compensation of their named executive officers. In 2020, approximately 97% of our voting shareholders approved the compensation of our named executive officers. We believe this strong shareholder support demonstrates the alignment of shareholder interests with our executive compensation program and philosophy.

The Board believes that providing shareholders with an annual advisory vote on executive compensation can produce useful and timely information on investors’ views of the Company’s executive compensation program. Although the vote is advisory and non-binding, we value the opinions of our shareholders and the Compensation and Leadership Development Committee will consider this vote when making future compensation decisions.

As discussed below, our executive compensation program is designed to support achievement of our business strategy without encouraging excessive risk-taking, to attract and retain highly qualified executives, pay for performance, reward long-term growth and sustained profitability and encourage teamwork. The Board strongly endorses our executive compensation program and recommends that our shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed Company’s proxy statement for the 2021 Annual Meeting of Shareholders pursuant to the rules of the SEC, including the Compensation Discussion and Analysis section, the Executive Compensation section, the 2020 compensation tables, related footnotes and narrative discussion of this proxy statement.”

We currently intend to hold the next non-binding advisory vote to approve the compensation of our named executive officers at our next annual meeting of shareholders, unless our Board modifies its current policy of holding this vote on an annual basis.

The Board of Directors unanimously recommends a vote FOR this proposal.

Proposal 2 – Advisory Vote on Executive Compensation  |  Evergy 2021 Proxy Statement   27

Executive Summary of Compensation Matters

The Compensation Discussion and Analysis (“CD&A”) that follows provides a comprehensive explanation of the compensation awarded to, earned by, or paid to the following individuals listed below, who are our named executive officers (“NEOs”), for 2020:

•	Terry Bassham, Former President and Chief Executive Officer;

•	Kevin E. Bryant, Executive Vice President and Chief Operating Officer;

•	Greg A. Greenwood, Executive Vice President – Strategy and Chief Administrative Officer;

•	Anthony D. Somma, Former Executive Vice President and Chief Financial Officer; and

•	Heather A. Humphrey, Senior Vice President, General Counsel and Corporate Secretary.

Neither Mr. Campbell, Evergy’s current President and Chief Executive Officer, nor Mr. Andrews, Evergy’s current Executive Vice President and Chief Financial Officer, received any compensation from Evergy as an executive officer during 2020. As a result neither appears in the executive compensation sections of this proxy statement. For more information regarding these recent executive leadership changes, see “Management Succession” below.

2020 Compensation Program Summary

•

Balanced mix of compensation weighted toward incentivizing performance. For 2020, a majority of each NEO’s target compensation was “at risk” and subject to performance to align the interests of the NEOs with the interests of shareholders.

Executive Summary of Compensation Matters  |  Evergy 2021 Proxy Statement   28

•

Annual cash incentives tied to critical financial and operational objectives. We adopted our 2020 annual cash incentive plan in February 2020 and did not change it as a result of COVID-19. Objectives and achievements are shown below as follows:

2020 Annual Incentive Objectives	Weighting (Percent)	Achievement (Percent of Target)

Adjusted Net Income(1)	25%	109.6%

Total Adjusted Non-Fuel Operating and Maintenance Expense(1)	25%	200.0%

SAIDI (System Average Interruption Duration Index)	15%	191.1%

DART (Days Away, Restricted, or Transferred) Rate	10%	178.1%

Customer Experience - Evergy	10%	100.0%

Commercial Availability Factor - Coal	10%	99.4%

NERC(2) Start Reliability - Gas / Oil	3%	200.0%

Plant Availability Factor - Nuclear	2%	200.0%

(1)

These measures are not calculated in accordance with generally accepted accounting principles (“GAAP”). See Appendix A for a reconciliation to the most comparable measures calculated in accordance with GAAP.

(2)	North American Electric Reliability Corporation (“NERC”).

Our weighted achievement for 2020 was 153.8% of target. No adjustments were made to any NEO award. Based on this performance, the following performance cash awards were paid to our NEOs:

Name	Base Salary	2020 Incentive Award at Target (Percent of Annual Base Salary)	2020 Actual Award As a percent of Target bonus	2020 Actual Award Paid ($)

Mr. Bassham	$950,000	100%	153.8%	$1,461,100

Mr. Bryant	$570,000	80%	153.8%	$701,328

Mr. Greenwood	$520,000	80%	153.8%	$639,808

Mr. Somma	$515,000	80%	153.8%	$633,656

Ms. Humphrey	$500,000	65%	153.8%	$499,850

•

Long-Term Incentive Awards Weighted to Performance-Based Vehicles. We granted long-term incentive awards in the form of restricted stock units (also referred to as “RSUs”) in 2020 that will, subject to continued employment, “cliff” vest in three years. A significant portion of the RSUs – 75% – were granted as performance-based awards that vest, if at all, based on Evergy’s total shareholder return (“TSR”) relative to the companies in the Edison Electric Institute (“EEI”) index over a 3-year performance period. A summary of these grants is as follows:

Name	2020 Time-Based RSUs	2020 Performance-Based RSUs (Target)

Mr. Bassham	$1,000,000	$ 3,000,000

Mr. Bryant	$249,375	$ 748,125

Mr. Greenwood	$195,000	$ 585,000

Mr. Somma	$206,000	$ 618,000

Ms. Humphrey	$175,000	$ 525,000

Executive Summary of Compensation Matters  |  Evergy 2021 Proxy Statement   29

Management Succession

On January 4, 2021, Mr. David A. Campbell became Evergy’s President and Chief Executive Officer. Mr. Campbell joins Evergy following the retirement of Mr. Terry Bassham, Evergy’s former President and Chief Executive Officer. Mr. Campbell’s compensation package was disclosed in our Current Report on Form 8-K, dated December 8, 2020.

On February 22, 2021, Mr. Kirkland B. Andrews became Evergy’s Executive Vice President and Chief Financial Officer. Mr. Andrews, previously an independent director on the Evergy Board, fills the role previously held by Mr. Anthony D. Somma, Evergy’s former Executive Vice President and Chief Financial Officer. Mr. Andrews’ compensation package was disclosed in our Current Report on Form 8-K dated February 4, 2021. He resigned from the Board concurrently with the start date for his new role.

Stakeholder-Focused Modifications to 2021 Compensation Program

The goals and targets for our 2021 executive incentive plans are aligned with our STP. We have made several adjustments and modifications to our 2021 incentive plan deigns in support of this goal, including:

•

Increasing the weighting of the financial metrics in the annual incentive plan and replacing adjusted net income with an adjusted earnings per share metric that is based on earnings targets under the STP.

•

Replacing a coal commercial availability factor in our annual incentive plan with a generation fleet-wide commercial availability factor to reflect our evolving approach to generation in support of the STP.

•	Adding a discretionary diversity, equity, and inclusion modifier to the annual incentive plan to reinforce our commitment to improving on our diversity, equity, and inclusion goals.

•	Adding a discretionary modifier to the annual incentive plan for the Committee to assess broader strategic progress on the STP.

•

Adding earnings per share, along with relative total shareholder return, to the performance-based portion of the long-term incentive plan to further clarify the alignment of executive interests with our long-term earnings goals.

Strong Compensation Governance Practices

Our Committee believes our executive compensation program also features best-in-class governance practices, such as:

✓	Alignment between pay and performance

✓	Compensation heavily weighted to performance

✓	Independent Committee oversight

✓	Standing Committee executive sessions

✓	Independent compensation consultant

✓	“Double trigger” change-in-control benefits

✓	Robust stock ownership guidelines

✓	Board oversight of succession plans
✓	Annual risk assessment

✓	Clawback provisions

✓	Standard annual equity grant cycle

✓	No employment contracts

✓	No stock options

✓	No repricing or backdating of stock options

✓	Generally no dividends for unvested awards

✓	No short selling, hedging or pledging

✓	No tax “gross-ups”

Executive Summary of Compensation Matters  |  Evergy 2021 Proxy Statement   30

Compensation Discussion and Analysis

Compensation Philosophy, Objectives and Process

Compensation Philosophy and Objectives

Evergy’s executive compensation program is designed to support achievement of our business strategy without encouraging excessive risk-taking. The primary objectives of our compensation program are to:

•

Attract and Retain Highly Qualified Executives. Attract and retain highly qualified executive officers using a competitive pay package, with target total compensation positioned around the market median and opportunities to earn higher levels of total compensation through performance-based incentives.

•

Pay for Performance. A majority of executive officer compensation is “at-risk” and granted in the form of short-term and long-term incentives. This approach ties executive compensation to the achievement of key financial and operational objectives and creates a strong link between executive officers’ pay and Evergy’s performance.

•

Reward Long-Term Growth and Sustained Profitability. Align the economic interests of executive officers with those of our shareholders by delivering a significant portion of total compensation in the form of equity-based compensation with long-term vesting that rewards growth and sustained profitability and the creation of shareholder value.

•	Encourage Teamwork. Reward teamwork and collaboration among executives to benefit customers and shareholders through the alignment of incentives across the executive team.

Independent Compensation Consultant

For 2020, the Compensation and Leadership Development Committee retained Meridian to evaluate and provide advice with respect to our executive compensation program. At the Committee’s request, Meridian reviews the Company’s executive compensation and benefit programs, advises on potential peer companies, analyzes base salaries and variable pay relative to market data and peer companies, advises on compensation practices of peer companies and performs other activities related to executive compensation as requested by the Committee. Meridian neither determines, nor recommends, the amount of any executive’s compensation. The Committee retains the sole authority to select, retain, direct or dismiss any executive compensation consultant engaged by the Committee. In addition, annually, the Committee reviews the performance of any compensation consultant engaged by the Committee and confirms that any such consultant remains independent and free from conflicts of interest that would prevent the consultant from independently representing the Committee.

Role of Peer Group

The Committee evaluates the Company’s compensation program against peer companies because the Committee believes that peer companies are generally representative of the types of companies with which Evergy competes for executive-level talent and capital and have similar businesses as Evergy. To select the peer companies, the Committee identifies companies with a size and business mix similar to the Company and then assesses those potential peer companies by annual revenues, market value and percentage of total revenues from regulated electric operations. The Committee used the following peer group in connection with 2020 compensation decisions.

Alliant Energy Corporation	DTE Energy Company	Pinnacle West Capital Corporation

Ameren Corporation	Entergy Corporation	Portland General Electric Company

Black Hills Corporation	Eversource Energy	PPL Corporation

CenterPoint Energy, Inc	NiSource Inc.	WEC Energy Group, Inc.

CMS Energy Corporation	OGE Energy Corp.	Xcel Energy Inc.

Executive Compensation  |  Compensation Philosophy, Objectives and Process  |  Evergy 2021 Proxy Statement   31

The Compensation Process

Our Compensation and Leadership Development Committee charter provides that, on an annual basis, the Committee is responsible for evaluating, and recommending for approval by the non-management members of the Board, Chief Executive Officer compensation, incentives and benefits. The charter further provides that, on an annual basis, the Committee is responsible for evaluating and approving the same for our other NEOs and for evaluating and advising our Chief Executive Officer on compensation, incentives and benefits for all other officers.

In 2019, the management team retained Willis Towers Watson, PLC (“Willis Towers Watson”) to conduct a competitive market assessment of our executive officer compensation program. The competitive market assessment reviewed base salary and target short-term incentives, long-term incentives, total cash compensation and total direct compensation. To conduct this analysis, Willis Towers Watson provided market data from its 2019 Energy Services Executive Compensation Database, which is an annual compilation of compensation for executive officer positions at a broad group of energy and utility companies nationwide. Willis Towers Watson obtained data from its database for positions that in its judgment most closely corresponded to the duties and responsibilities associated with each of our officer positions. Willis Towers Watson then adjusted the data to account for the different total revenues of the companies in its database as compared to our projected revenues.

Meridian reviewed the work of Willis Towers Watson and provided input on the benchmark matches and methodologies. Meridian also reviewed data derived from the 2019 annual proxy statements and other public filings for companies in our peer group. The data was used to compare the proposed compensation levels of our executive officers against the compensation of corresponding executive officers of companies in the peer group. These comparisons allowed for determining the overall market competitiveness of our proposed executive officer compensation program. The Committee and Board had full authority to adjust any of the recommendations and provide final decisions with respect to compensation.

Based on the foregoing work and analysis, the Committee approved the 2020 salaries, target short-term incentive compensation (expressed as a percentage of base salary) and target long-term incentive compensation (expressed as a percentage of base salary) for each of the officers, other than the Chief Executive Officer. In addition, based on the foregoing work and analysis, and on the Committee’s recommendation, the non-management members of the Board approved the 2020 salary, target short-term incentive compensation (expressed as a percentage of base salary) and target long-term incentive compensation (expressed as a percentage of base salary) for the Chief Executive Officer.

Role of Executive Officers

While the Chief Executive Officer at times attends meetings of the Committee, he is not a member and does not vote on Committee matters. In addition, there are portions of Committee meetings when the Chief Executive Officer is not present, such as when the Committee meets in closed executive session or discusses the Chief Executive Officer’s performance or individual compensation. The Chief Executive Officer’s compensation levels and performance goals are recommended by the Committee for approval by the non-management members of the Board. In the ordinary course of their job responsibilities, the Chief Executive Officer and other executive officers play a role in the design and evaluation of the Company’s compensation programs and policies. For example, because of their extensive knowledge of the Company and its operations, these executives are in a position to suggest to the Committee operational and financial measures that align annual compensation with value for shareholders and customers. Notwithstanding this involvement, all compensation decisions for the Chief Executive Officer and the other NEOs are ultimately made by the Committee or the non-management members of the Board.

Executive Compensation  |  Compensation Philosophy, Objectives and Process  |  Evergy 2021 Proxy Statement   32

Summary and Analysis of Executive Compensation

The primary elements of our executive compensation program are summarized below.

Compensation Component	Description	Objective

Cash Compensation

Base Salary	◾ Fixedcompensation that is reviewed annually taking into consideration peer compensation information and individual performance ◾ Alignedwithin a reasonable range of market median	◾ Providecompetitive level of fixed cash compensation ◾ Recognizejob responsibilities and proficiency in role ◾ Attractand retain talent

Short-Term Incentives	◾ Variablecompensation earned based on performance against pre-established objectives	◾ Incentivizebehaviors that contribute to achievement of annual financial and operational performance goals in pursuit of shareholder value ◾ Attractand retain talent

Equity Compensation

Restricted Equity Incentives	◾ 75%of incentives are performance-based, and 25% are time-based restricted stock units ◾ Equityincentives with three year “cliff” vesting	◾ Incentivizecreation of long-term shareholder value ◾ Aligncompensation with shareholder interests ◾ Buildstock ownership and create forfeitable retention incentive ◾ Attractand retain talent

Other Compensation Components

Deferred Compensation	◾ Unfunded,non-qualified plan that allows all officers to defer the receipt of certain cash compensation	◾ Providecompensation deferrals in a tax-efficient manner ◾ Attractand retain talent

Retirement Benefits	◾ Pensionplan* ◾ Supplementalexecutive retirement plans ◾ 401(k)plan	◾ Providecompetitive total compensation package ◾ Attractand retain talent

Change-in-Control Benefits	◾ Paymentsin the event of (i) change-in-control and (ii) termination of employment	◾ Alignexecutive interests with shareholder interests ◾ Attractand retain talent

Executive Severance Benefits	◾ Paymentsin the event of termination of employment without cause	◾ Alignexecutive interests with shareholder interests ◾ Facilitatesmooth transitions ◾ Attractand retain talent

Other Benefits	◾ Financialplanning services / health physicals ◾ Standardbenefits, such as medical, life insurance and disability	◾ Providecompetitive total compensation package ◾ Attractand retain talent
*	The pension plans were closed to new hires at Kansas City Power & Light Company as of January 1, 2014 and Westar Energy, Inc. as of May 5, 2018.

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Cash Compensation

Cash compensation for our NEOs includes a market-competitive base salary and performance-based short-term incentives. The Committee believes that, in general, cash compensation should comprise an increasingly smaller percent of total compensation as officers move to higher levels of responsibility.

Base Salary

The Committee reviewed market data in December 2019 and, based in part on the market data, the Committee approved the following salaries for 2020.

Name	2020

Mr. Bassham Former President and Chief Executive Officer	$950,000

Mr. Bryant Executive Vice President and Chief Operating Officer	$570,000

Mr. Greenwood Executive Vice President – Strategy and Chief Administrative Officer	$520,000

Mr. Somma Former Executive Vice President and Chief Financial Officer	$515,000

Ms. Humphrey Senior Vice President, General Counsel and Corporate Secretary	$500,000

Annual Incentive Plan

Our annual incentive plan (also referred to as “AIP”) is based upon a mix of financial and operational metrics that the Committee believes drive the creation of shareholder value and customer satisfaction. Because of their extensive knowledge of the Company and its operations, management recommends objectives in the AIP to the Committee. The Committee reviews management’s recommendation and provides input and feedback, as appropriate, and final recommendations are reviewed and approved by the Committee. As part of the review, the Committee analyzes risks associated with the short-term incentive plan. In establishing final objectives and targets, the Committee seeks to ensure that:

•	incentives are aligned with the strategic goals approved by the Board;

•	targets are sufficiently ambitious, but strike an acceptable balance between risk and reward; and

•	incentive payments, assuming target levels are met, will be consistent with the compensation objectives established by the Committee.

The 2020 short-term incentive plan provided for financial and operational objectives each weighted at 50%.

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The short-term incentive plan provides for 100% payout for target performance for each objective, 50% for threshold performance, 150% for stretch performance and 200% for maximum or superior performance. Objective performance is interpolated between performance levels. Objective performance achievement that is less than threshold achievement results in a zero payment for that objective. Additional information and results for the 2020 short-term incentive plan are described below.

Objective ($ millions)	Weight	Threshold 50%	Target 100%	Stretch 150%	Superior 200%	Actual Result	Payout

Adjusted Net Income for Incentive Compensation	25%	$669.7	$692.3	$703.7	$715.0	$694.5	109.6%

Total Adjusted Non-Fuel Operating and Maintenance Expense for Incentive Compensation	25%	$1,118.6	$1,091.3	$1,077.6	$1,064.0	$1,042.4	200.0%

SAIDI (System Average Interruption Duration Index)	15%	111.27	103.64	100.14	96.00	96.74	191.1%

DART (Days Away, Restricted, or Transferred) Rate	10%	1.02	0.91	0.82	0.34	0.55	178.1%

Customer Experience – Evergy	10%	710	714	720	724	736	100.0%

Commercial Availability Factor – Coal	10%	64.7%	81.0%	91.1%	92.4%	80.8%	99.4%

NERC Start Reliability – Gas / Oil	3%	96.0%	97.0%	98.0%	99.0%	99.0%	200.0%

Plant Availability Factor – Nuclear	2%	90.7%	96.5%	98.4%	99.4%	99.5%	200.0%

Weighted Achievement %							153.8%

Adjusted Net Income Attributable to Evergy for Incentive Compensation. Due to the importance of delivering earnings growth, the Committee weighted 25% of the short-term incentive plan on the achievement of adjusted net income. The goals established for 2020 were generally consistent with the Company’s publicly-disclosed earnings guidance. Threshold was set at a level that equated to the bottom of the range, target was set at a level that equated to the mid-point of the range and superior was set at a level that equated to the upper end of the range, with stretch being set at the mid-point between target and superior. Adjusted net income for incentive compensation in 2020 was $694.5 million, resulting in a payout of 109.6%.

Adjusted net income attributable to Evergy for incentive compensation is a financial measure that is not calculated in accordance with GAAP. Adjusted net income for incentive compensation is defined as net income attributable to Evergy without (1) voluntary severance expenses, (2) advisor expenses, (3) incentive compensation expense above or below the amount of budget and (4) the tax benefits attributable to these costs. See Appendix A to this proxy statement for a reconciliation of this measure to net income attributable to Evergy, the most directly comparable measure computed in accordance with GAAP.

Total Adjusted Non-Fuel Operating and Maintenance Expense for Incentive Compensation. The Company’s primary subsidiaries are fully-integrated regulated electric utilities, and prices are generally set by regulators. The Company’s regulators generally allow the Company to recover in prices fuel and purchased power costs and prudently-incurred capital expenses. Accordingly, non-fuel operating and maintenance expenses, which are variable, impact the Company’s financial results. Realizing non-fuel operating and maintenance expense savings is a key component of Evergy’s strategy. Due to the importance of these savings, Evergy weighted 25% of the short-term incentive plan on achieving these savings in 2020.

Adjusted non-fuel operating and maintenance expense for incentive compensation is a financial measure that is not calculated in accordance with GAAP. Adjusted non-fuel operating and maintenance expense for incentive compensation, as used by the Company, is defined as non-fuel operating and maintenance expense less (1) voluntary severance expenses, (2) advisor expenses and (3) incentive compensation expenses.

The target amount of adjusted non-fuel operating and maintenance expense as defined above, was set at the 2020 budget. Actual adjusted non-fuel operating and maintenance expense for incentive compensation resulted in a 200.0% payout for this metric. See Appendix A to this proxy statement for a reconciliation of this measure to operating and maintenance expense, the most directly comparable measure computed in accordance with GAAP.

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SAIDI. System average interruption duration index (“SAIDI”) is an objective system reliability metric created by the Institute of Electrical and Electronics Engineers that measures, in minutes, the average outage duration for each customer that experienced an outage. The Committee used a probabilistic analysis to set performance levels, with the target goal as the mathematical mean of historical results. The Company achieved a SAIDI of 96.74 minutes, resulting in a 191.1% payout for this metric.

Safety Metric – DART. Days away, restricted, or transferred rate (“DART”) is intended to incentivize maintaining a safety-conscious work environment, and measures the percentage of working days that were missed due to injuries. The threshold was set at a 1.02% DART rate (2019 performance), target was set at a 0.91% DART rate (a 10% improvement over 2019 performance), stretch was set at a 0.82% DART rate (a 20% improvement over 2019 performance) and superior was set at a 0.34% DART rate (an EEI tier 1 performance rate). DART payout would be reduced by 50% in the event of a fatality. The Company DART rate was 0.55 in 2020, resulting in a 178.1% payout for this metric.

Customer Experience – Evergy. Customer experience for 2020 was based on results of the J.D. Power Residential Customer Satisfaction Index (“CSI”), which measures residential customer satisfaction with large and midsized utility companies across six factors: power quality and reliability, price, billing and payment, communications, corporate citizenship and customer care. These surveys are conducted quarterly online through a third party. All targets required improvement from 2019 results, and Evergy’s CSI improved significantly from 2019. However, relative results remained in the fourth quartile and the resulting payout was capped at 100.0%.

Commercial Availability Factor – Coal. Commercial availability factor was a new metric for 2020, replacing the plant availability factor that was used in 2019. The Committee believes this metric promotes operational flexibility and fiscal responsibility and rewards baseload generation availability when it is economical to do so without penalty for downtime when running a unit is not economical. The program of flexible commercial availability is also a factor that promotes decreased carbon dioxide emissions.

The Committee set performance goals for this metric based on an average of the preceding 6 years of commercial availability. Threshold was set at 64.7% (90% probability of achievement), target at 81.0% (50% probability of achievement), stretch at 91.1% (10% probability of achievement), and superior was set at 92.4% (5% probability of achievement). Coal unit commercial availability factor was 80.8%, resulting in a payout of 99.4%.

NERC Start Reliability – Gas/Oil. The NERC start reliability metric is based on NERC standards that define reliability requirements for planning and operating the North American bulk power system and are developed using a results-based approach focusing on performance, risk management, and entity capabilities. The Committee set target at a level that was consistent with historical averages, and slightly widened the metric range in 2020 to incentivize remote startup and operations, which reduce costly callouts and overtime while allowing for flexible operations around the next day market. NERC Start Reliability for gas and oil units was 99.0%, resulting in a payout of 200.0%.

Plant Availability Factor – Nuclear. This metric measures available capacity as a percentage of maximum possible generation. It promotes having a low-cost, baseload unit like Wolf Creek available for production as base load without derate or outage interruption. Target for our Wolf Creek nuclear generating station was set at 2020 availability projected by management, which was set based on the average preceding 10 years of availability. Threshold was set at 90.7% (94% of target), target at 96.5%, stretch at 98.4% (102% of target), and superior was set at 99.4% (103% of target). Plant Availability – Nuclear was 99.5% resulting in a payout of 200.0%.

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Targets and awards earned by each NEO for the 2020 short-term incentive plan are shown below.

Name	Base Salary	2020 Incentive Award at Target (Percent of Annual Base Salary)	2020 Actual Award As a Percent of Target bonus	2020 Actual Award Paid ($)

Mr. Terry Bassham Former President and Chief Executive Officer	$950,000	100%	153.8%	$1,461,100

Mr. Kevin E. Bryant Executive Vice President and Chief Operating Officer	$570,000	80%	153.8%	$701,328

Mr. Greg A. Greenwood Executive Vice President — Strategy and Chief Administrative Officer	$520,000	80%	153.8%	$639,808

Mr. Anthony D. Somma Former Executive Vice President and Chief Financial Officer	$515,000	80%	153.8%	$633,656

Ms. Heather A. Humphrey Senior Vice President, General Counsel and Corporate Secretary	$500,000	65%	153.8%	$499,850

Discretionary Cash or Stock Awards

From time to time, the Committee may grant a discretionary cash or stock award to an NEO or other officer for special accomplishments or achievements. Mr. Greenwood received an $8,000 discretionary cash award in 2020 in lieu of a base salary adjustment.

Equity Compensation

General

The Committee approves long-term incentive compensation for our officers who are in positions to make positive contributions to our long-term performance and to create shareholder value. The Committee believes restricted share units accomplish our executive compensation program objectives because they:

•	align the interests of management directly with those of our shareholders;

•	focus management’s efforts on performance that will create long-term shareholder value and sustain increases in the price of our common stock and our ability to pay dividends;

•	provide a competitive long-term incentive opportunity;

•	offer clear, transparent accounting; and

•	provide a retention incentive for key employees because the restricted share units vest over time and will be forfeited in whole or in part if an officer’s employment terminates prior to vesting.

Equity awards, which are made under our shareholder-approved LTIP, are generally targeted near the median range of awards granted to officers at our peer group companies. While our NEOs are eligible for equity awards under the LTIP, none of them has any right to be granted awards.

The Committee grants equity incentives generally effective within the first few business days in March of each year and uses a mix of time-based restricted stock units (25% for 2020) and performance-based restricted stock units (75% for 2020) that are paid on the basis of the attainment of performance goals and satisfaction of other standard criteria. Restricted stock units generally “cliff” vest in three years from the respective dates of grant, subject to satisfaction of the award terms, such as continued employment through the vesting date. Accumulated dividend equivalents on performance-based restricted stock units are paid in cash at the same time as the vesting of the earned performance-based restricted stock units, if any. Dividend and/or dividend equivalents accrued on all time-based restricted stock or restricted stock units are reinvested during the vesting period and are subject to the same restrictions as the associated restricted stock unit.

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Performance-based restricted stock units can be earned at the end of the performance period from 0% to 200% of the target number of restricted stock units granted, depending on actual performance. The performance is measured over a 3-year performance period beginning on January 1 of the grant year and ending on December 31 of the third year following the grant year. Performance is measured on a calendar year basis to align with Evergy’s fiscal year. Accordingly, at the end of any given calendar year, the performance objective related to performance-based units may be satisfied, but the performance-based units will not vest, if at all, until the following March, subject to satisfaction of the award terms.

The sole performance objective for 2020 performance-based restricted stock units is Evergy’s TSR relative to the companies included in the EEI index of electric utility companies over the three-year performance period. Specific performance targets, as shown below, were set by the Committee; if actual performance falls between the specified performance levels, linear interpolation will be used to determine payouts. To appropriately balance absolute performance and relative performance, any payout for the performance period would be capped at the target number of restricted stock units granted (100%) if Evergy’s absolute TSR performance is negative.

Performance Objective	Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)

Three Year TSR versus Companies in the EEI Index	100%	30th Percentile	50th Percentile	70th Percentile	90th Percentile

Equity incentives granted to each NEO in 2020 are shown below. For 2020, 25% of the NEOs’ long-term incentive was in the form of time-based RSUs and, to incentivize performance and align the NEOs’ interests with those of shareholders, 75% was in the form of performance-based RSUs.

	2020 Time-Based RSUs		2020 Performance-Based RSUs (Target)

Name	Dollars	Units(1)	Dollars	Units(1)

Mr. Bassham	$1,000,000	14,069	$3,000,000	42,205

Mr. Bryant	$249,375	3,509	$748,125	10,525

Mr. Greenwood	$195,000	2,744	$585,000	8,230

Mr. Somma	$206,000	2,899	$618,000	8,695

Ms. Humphrey	$175,000	2,462	$525,000	7,386

(1)

The number of units is calculated using the average closing price of our common stock for the calendar month immediately preceding the grant date that occurs on or around the first business day in March, or $71.08 per share for 2020.

2018 Performance Shares

In early 2018, performance shares were awarded by Great Plains Energy Incorporated (“Great Plains Energy”) for the 2018 to 2020 performance period to Messrs. Bassham and Bryant and Ms. Humphrey. Mr. Somma and Mr. Greenwood were not employees of Great Plains Energy at the time of these grants in 2018 and therefore did not participate in the program. The performance objective for the 2018 performance shares was the same as the performance objective for the 2020 performance-based restricted stock units described above – TSR relative to the companies included in the EEI index of electric utility companies over the three-year performance period. Payouts for the 2018 performance shares are earned according to the following schedule:

Performance Objective	Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)

Three Year TSR versus Companies in the EEI Index	100%	30th Percentile	50th Percentile	70th Percentile	90th Percentile

The 2018 performance shares were adjusted in 2018 to reflect the fact that, as part of the merger, each share of Great Plains Energy common stock was converted into 0.5981 shares of Evergy common stock. In addition, the Committee determined that in connection with the merger, performance for a pro rata portion of the performance shares (14.1%) would be measured and “locked in” based on the TSR of Great Plains Energy common stock relative to the companies in the

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EEI index of electric utility companies from the beginning of the performance period up to the closing of the merger. The remainder of the award (85.9%) was subject to the TSR of Evergy common stock relative to the companies in the EEI index of electric utility companies from the closing of the merger until the end of the performance period. In total, a payout equal to 66.4% of target number of shares granted was earned for the performance period.

As a result, in March 2021, Mr. Bassham, Mr. Bryant and Ms. Humphrey earned the number of shares noted in the table below.

Name	Target Amount at Grant (#)	Merger Exchange Ratio	Adjusted Target Amount (#)	Vested Amount (#)	Value Realized on Vesting ($)(1)	Accrued Dividends ($)

Mr. Bassham	62,135	0.5981	37,163	24,676	1,369,765(2)	143,975

Mr. Bryant	18,123	0.5981	10,839	7,197	399,505	41,992

Ms. Humphrey	13,899	0.5981	8,313	5,520	306,415	32,207

(1)	Based on the closing price per share of Evergy common stock on December 31, 2020, or $55.51, which was the last day of the performance period.
(2)	For additional information, see “Extension of Vesting of Mr. Bassham’s 2018 Restricted Stock and Performance Share Awards” below.

Extension of Vesting of Mr. Bassham’s 2018 Restricted Stock and Performance Share Awards

In March 2018, the Great Plains Energy Board of Directors granted equity awards to Mr. Bassham that were scheduled to vest on March 1, 2021. Those Great Plains Energy award agreements did not include provisions for the treatment of the award upon a qualifying retirement and therefore the awards would be forfeited upon termination of employment. Evergy’s current form of award agreement, however, does provide for treatment of awards upon a qualifying retirement: if a grant recipient attains the age of 60 and has been employed by Evergy (or one of its predecessor companies) for ten or more years, a grant recipient will be entitled to pro rata vesting of equity awards.

On December 16, 2020, in connection with Mr. Bassham’s upcoming retirement on January 4, 2021, in order to acknowledge the substantial contributions of Mr. Bassham to Evergy and its predecessor companies, and as an inducement for ensuring a smooth transition to a new president and chief executive officer of Evergy, the Committee recommended and the independent directors determined to fully vest Mr. Bassham’s 2018 grants at the time the grants would otherwise vest, following his retirement. Performance shares will vest based on actual satisfaction of performance conditions that were established on the grant date.

Mr. Bassham’s 2019 and 2020 Evergy restricted stock unit awards will be treated consistent with the retirement provisions in the respective award agreements. In accordance with SEC disclosure rules, the incremental fair value of the awards, as of the modification date of $1,134,083, is reported in the Summary Compensation Table and Grants of Plan-Based Awards Table below. This amount does not represent additional compensation granted to Mr. Bassham, nor does it represent the amount to be realized from those grants.

Deferred Compensation

The Company’s DCP allows all officers, including NEOs, to defer the receipt of up to 50% of base salary and 100% of any cash incentive award. The earnings rate on deferral amounts is annually determined by the Committee and based on the Company’s weighted average cost of capital. A discussion of the DCP begins on page 52.

Retirement Benefits

Our NEOs participate in one of our tax-qualified, noncontributory defined benefit plans, and participate in other retirement plans depending on whether they were previously an officer of Great Plains Energy (Messrs. Bassham and Bryant and Ms. Humphrey) or Westar Energy, Inc. (“Westar Energy”) (Messrs. Greenwood and Somma).

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Legacy Great Plains Energy NEOs

NEOs that were officers of Great Plains Energy participate in a defined benefit plan sponsored by Kansas City Power & Light Company (“KCP&L”), which became the Evergy Retirement Plan on June 4, 2018 (the “Evergy Retirement Plan”), and was available to all KCP&L non-union employees hired or rehired on or before December 31, 2013. Benefits under the Evergy Retirement Plan are based on each employee’s years of service and the average annual base salary over a specified period.

Evergy also has an unfunded Supplemental Executive Retirement Plan (“KCP&L SERP”) for executives who were formerly officers of Great Plains Energy. This unfunded plan provides the difference between the amount that would have been payable under the KCP&L Pension Plan (now the Evergy Retirement Plan) in the absence of Internal Revenue Service (“IRS”) tax code limitations and the amount actually payable under the KCP&L Pension Plan (now the Evergy Retirement Plan). It also provides a slightly higher benefit accrual rate than the KCP&L Pension Plan.

Legacy Westar Energy NEOs

NEOs who were officers of Westar Energy participated in a defined benefit plan sponsored by Westar Energy. That plan was merged with the Evergy Retirement Plan on November 30, 2019 and was available to all Westar Energy employees hired or rehired on or before May 30, 2018.

NEOs who were officers of Westar Energy also participate in a Retirement Benefit Restoration Plan (the “Westar Restoration Plan”). This unfunded plan provides the difference between the amount that would have been payable under the Westar Pension Plan (now the Evergy Retirement Plan) in the absence of IRS tax code limitations and the amount actually payable under the Westar Pension Plan (now the Evergy Retirement Plan).

Change-in-Control Severance Agreements

The Committee believes that change-in-control severance agreements help ensure the continued service, dedication and objectivity of our officers, including our NEOs, in the event of a transaction that would result in a change-in-control of the Company. These agreements support the objective assessment and execution of potential changes in Evergy’s strategy and enhance retention by reducing concerns about employment continuity. We believe these change-in-control arrangements also create incentives for our officer team to build shareholder value and to obtain the highest value possible should we engage in a transaction, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the agreements. All the agreements require a double trigger so that both a change-in-control and a termination (actual or constructive) of the executive’s employment must occur to trigger benefits. The agreements do not provide for a “gross up” payment to cover any excise taxes that could be payable in connection with payments and benefits received under the agreement.

Additional information, including a quantification of benefits that would have been received by NEOs had termination occurred on December 31, 2020, is found under the heading “Potential Payments Upon Termination or Change-in-Control” starting on page 53.

No Employment Agreements

None of the Company’s executive officers, including the NEOs, has a written employment agreement.

Perquisites and Generally Available Employee Benefits

Our NEOs are eligible to receive modest perquisites provided by or paid for by Evergy. These perquisites are generally consistent with those offered to executives at our peer group companies, and the Committee believes that they are important for retention and recruitment. The Committee also believes that Evergy, in general, benefits from these perquisites because the perquisites help promote the financial and physical health of our NEOs, thereby allowing them to focus on their jobs.

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As shown in the Summary Compensation Table on page 45, all NEOs are eligible for comprehensive financial planning services and executive health physicals. The NEOs are also eligible for employment benefits that are generally available to all employees, such as participation in a 401(k) plan and medical and life insurance.

Committee Consideration of Compensation Program Risk

The Committee reviewed an analysis conducted by Meridian that analyzed the risks associated with Evergy’s compensation programs, including those for executive officers. This analysis concluded that the risks associated with Evergy’s compensation programs are not likely to have a material adverse effect on Evergy, and instead encourage overall balanced performance that supports sustainable shareholder value. Among the items the Committee considered were:

•	The annual incentive plans for all employees (including officers) contain a diverse array of measures that focus on the fundamental aspects of our business.

•	The performance measures for all incentive compensation programs are directly tied to Evergy’s annual and long-term financial results and/or business plans.

•	The maximum amount payable to non-officer employees under our annual incentive plan are modest and balanced.

•

The design and administration of Evergy’s Energy Partners’ incentive plan includes appropriate risk mitigators, including a mixture of formulaic funding and the discretionary allocation of individual payments by an oversight committee, funding based on multiple metrics and a mandatory deferral of 25% of the award.

•	The officer compensation program design provides a balanced mix of cash and equity, annual and long-term incentives and diverse performance objectives.

•	Evergy currently does not grant stock options.

•	Evergy (for non-officers) and the Committee (for officers) have the ability to adjust cash and equity incentive program payouts if the payouts are not justified by performance.

•	Evergy has the ability to “clawback” officer annual incentive compensation and LTIP performance awards in the event of a restatement of or other inaccuracy in our financial statements.

•	Officers are subject to share ownership and retention guidelines.

•

The Board oversees Evergy’s enterprise risk management and mitigation programs, including the possible impacts of variables on the earnings of Evergy, which are important aspects of Evergy’s incentive compensation plans.

•

The officers’ annual incentive plan and LTIP performance grants have a “stretch” performance level to flatten the steepness of the performance payout curve and further reinforce the appropriate behavioral incentives.

•	Under the LTIP, any payout is capped at target or 100% if TSR performance is negative even if a greater award is prescribed by the performance objectives.

Tax and Accounting Implications

In addition to our executive compensation objectives and design principles, we consider tax and accounting implications when designing and administering our compensation programs. One such consideration is Internal Revenue Code Section 162(m), which limits our ability to deduct compensation paid to each covered officer for tax purposes to $1.0 million annually. Section 162(m) was amended and expanded under the federal tax bill enacted at the end of 2017. Beginning in 2018, covered employees include the principal executive officer, principal financial officer and next three highest paid named executive officers, and once an individual becomes a covered employee, that individual will remain a covered employee for all future years. As a result, beginning in 2018, compensation paid to our covered employees in excess of $1 million, including annual and long-term incentive and equity awards, is not deductible for tax purposes unless it qualifies for transition relief applicable to certain binding written performance-based compensation arrangements in place as of November 2, 2017. No assurance can be given that any future compensation will qualify for the

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transition relief. Although the Committee considers tax deductibility in making its compensation decisions, the Committee does not believe that compensation decisions should be determined solely by how much compensation is deductible for federal income tax purposes. As a result, the Committee retains the discretion to authorize payments that may not be deductible. The Committee also considers the accounting consequences of its compensation decisions.

Compensation Governance Practices

We believe our 2020 executive compensation decisions demonstrate our commitment to paying for performance and such decisions are further supplemented by sound compensation policies and practices, including:

•

Independent Committee. The Committee was comprised of five directors at the end of 2020, each of whom is independent under the NYSE listing standards, including the enhanced independence standards for members of the compensation committee, and a “non-employee director” under the Exchange Act.

•	Independent Consultant. For 2020, the Committee directly retained Meridian, an independent compensation consultant, to evaluate, and provide advice with respect to, our executive compensation program.

•

Executive Sessions. Time is allocated at each regular Committee meeting for the Committee to meet in executive session without the presence of management. The Committee at times will include its independent compensation consultant or other advisors for all or a part of these sessions.

•	Board Oversight of Succession. Our Committee and Board regularly review succession plans for our executive officers, including our NEOs.

•

Stock Ownership Guidelines. We have significant stock ownership and holding guidelines for all of our executive officers, to be achieved within five (5) years of their initial appointment as an executive. Our Chief Executive Officer is expected to hold Evergy common stock equal to at least five times base salary. Other executive officers, including the other NEOs, are expected to hold Evergy common stock equal to either two or three times their base salaries, as applicable.

•	Clawback Policy. We have the ability to recover cash incentive compensation and equity awards from senior executives in the event of a restatement of or other inaccuracy in our financial statements.

•	Risk Assessment of Compensation Plans. We annually conduct or review a risk assessment to evaluate whether our compensation program creates any risks that may have a material adverse effect on us.

•

“Double Trigger” Change-in-Control Agreements. Our Change-in-Control Severance Agreements have a “double trigger” that requires both a change-in-control and termination of employment prior to the payment of severance benefits, if any.

•	No Tax “Gross-Ups” in Change-in-Control Agreements. The Change-in-Control Severance Agreements that govern future transactions do not contain any excise tax gross-up features.

•	No Employment Contracts. We do not have employment contracts with any of our executive officers, including the NEOs.

•

Standardized Equity Grant Schedule. Our annual equity grants occur in early March, which is after we release financial results for the prior fiscal year. In addition, equity incentives that are expressed as a dollar target are converted into equity awards using an average closing price of our stock over the preceding month, which minimizes the ability to use equity grants for speculative purposes.

•

Generally No Dividend Payments for Unvested Awards. Dividend and/or dividend equivalents are generally not paid on unvested performance awards, unless and until such awards vest. In addition, for time-based equity incentives, dividends that are reinvested in the form of additional time-based equity incentives are forfeited if the incentive does not vest.

•	No Stock Options. We do not currently grant stock options.

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•	No Repricing or Backdating. If we were to grant stock options in the future, our LTIP prohibits the repricing of stock options without shareholder approval. We also do not backdate equity awards.

•

Alignment with Shareholder Interests. A significant portion of each executive officer’s compensation depends on our performance in an effort to align the economic interests of our executive officers with the interests of our shareholders.

•

Short Selling, Hedging and Pledging. Our insider trading policy prohibits all directors, executive officers and employees from engaging in short sales and hedging transactions relating to our common stock, and from pledging the same as collateral.

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Compensation Committee Report

The Compensation and Leadership Development Committee of the Board reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on these reviews and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Compensation and Leadership Development Committee

Mollie Hale Carter, Chair B. Anthony Isaac Mary L. Landrieu Sandra A.J. Lawrence Sandra J. Price

March 11, 2021

Senator Landrieu joined the Compensation and Leadership Development Committee of the Board on March 1, 2021. Mr. Keglevic served on the Committee until March 1, 2021.

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Executive Compensation Tables

The following tables and narrative show the compensation awarded to and earned by our NEOs. With respect to 2018, the summary compensation table includes compensation awarded to and earned by our NEOs with our predecessor companies prior to completion of the merger of Westar Energy and Great Plains Energy. We have omitted the column entitled “Option Awards” because our NEOs did not receive option awards during the years presented.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)(6)

Mr. Terry Bassham, Former President and Chief Executive Officer	2020	950,000	—	5,812,071	1,461,100	629,210	147,075	8,999,456
	2019	950,000	—	2,768,830	1,154,250	750,052	170,843	5,793,975
	2018	925,283	500,000	3,409,901	1,425,460	353,507	229,193	6,843,344

Mr. Kevin E. Bryant, Executive Vice President and Chief Operating Officer	2020	570,000	—	1,166,622	701,328	317,206	87,692	2,842,848
	2019	520,000	—	568,339	505,440	365,574	94,350	2,053,703
	2018	495,513	333,333	1,363,483	610,236	85,197	88,613	2,976,375

Mr. Greg A. Greenwood, Executive Vice President — Strategy and Chief Administrative Officer	2020	520,000	8,000	912,247	639,808	704,166	80,208	2,864,429
	2019	520,000	—	568,339	505,440	541,670	73,079	2,208,528
	2018	485,833	—	1,791,214	282,464	—	51,066	2,610,577

Mr. Anthony D. Somma, Former Executive Vice President and Chief Financial Officer	2020	515,000	—	963,787	633,656	682,894	54,087	2,849,424
	2019	495,000	—	541,080	481,140	425,081	49,280	1,991,581
	2018	470,833	—	1,681,584	268,844	18,575	35,566	2,475,442

Ms. Heather A. Humphrey, Senior Vice President, General Counsel and Corporate Secretary	2020	500,000	—	818,653	499,850	393,642	73,549	2,285,694
	2019	484,000	—	458,521	382,239	295,162	77,056	1,696,978
	2018	467,135	333,333	1,198,557	468,918	65,214	102,289	2,635,446

(1)

The 2018 amounts are cash incentive awards provided by Great Plains Energy prior to completion of the merger that the recipients would have had to repay if the recipient left Evergy for any reason prior to June 5, 2020, which was the day following the two-year anniversary of the merger. In addition, Mr. Greenwood received an $8,000 cash bonus in 2020 in lieu of a base pay increase.

(2)

The amounts shown in this column generally reflect the aggregate grant date fair values of equity awards granted each year, computed in accordance with the FASB ASC Topic 718. See note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for a discussion of the assumptions used in calculating these amounts. The amounts shown exclude the effect of estimated forfeitures, as required by SEC rules. The number of time-based restricted stock units and performance-based restricted stock units awarded in 2020, together with their grant date values, is disclosed in the Grants of Plan-Based Awards during 2020 on page 47. These amounts do not reflect actual compensation realized by the NEOs and are not a guarantee of the amount that the NEOs will receive from the long-term incentives. The actual compensation will be based on our common stock price at vesting and the performance level achieved with respect to the performance-based restricted stock units for the applicable performance period. The amounts shown in this column for 2020 reflect the values at the grant dates of Evergy time-based restricted stock units and Evergy performance-based restricted stock units based upon achieving the target level of performance, which was considered the probable outcome as of the grant date.

The amount shown in this column for 2020 also reflects the value associated with the modification of Mr. Bassham’s 2018 restricted share and performance share awards of $1,134,083. For additional information, see “Extension of Vesting of Mr. Bassham’s 2018 Restricted Stock and Performance Awards” above.

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The following table shows the aggregate grant date fair value of 2020 performance-based equity assuming maximum levels of performance.

Name	2018 performance-based equity ($)	2019 performance-based equity ($)	2020 performance-based equity ($)

Mr. Terry Bassham	3,647,324	3,749,282	7,426,392

Mr. Kevin E. Bryant	1,063,820	769,594	1,851,980

Mr. Greg A. Greenwood	838,324	769,594	1,448,150

Mr. Anthony D. Somma	827,892	732,634	1,529,972

Ms. Heather A. Humphrey	815,872	620,840	1,299,640

For Mr. Bassham, Mr. Bryant and Ms. Humphrey, the 2018 amount includes the grant date fair values $983,833, $655,871 and $655,871, respectively, for time-based restricted stock incentive awards provided by Great Plains Energy prior to completion of the merger. Subject to the terms of the grant agreements, the restricted stock vested on June 5, 2020 and would have been forfeited if the recipient left Evergy employment for any reason prior to June 5, 2020. The grant date fair value, calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures), was $53.77 per share. For Mr. Greenwood and Mr. Somma, the 2018 amount includes the grant date fair values $998,471 and $898,706, respectively, for time-based restricted stock unit incentive awards provided by Westar Energy prior to completion of the merger. Subject to the terms of the grant agreements, the units vest in one-third increments on each of the first three anniversaries of the grant date (June 4, 2018), or earlier if the recipient’s employment is terminated without cause. The grant date fair value, calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures), was $54.25 per share.

(3)

The amounts shown in this column are cash awards earned under the Evergy incentive plans that covered (i) the second half of 2018, (ii) 2019 and (iii) 2020 and, as applicable, the Great Plains Energy incentive plan that covered the first half of 2018. Westar Energy did not have a cash incentive plan for its officers for the first half of 2018.

(4)

The amounts shown in this column include the aggregate of the increase in actuarial values of each of the officer’s benefits under our pension plans, KCP&L SERP, Westar Restoration Plan, as applicable, and the above-market earnings on compensation that is deferred on a non-tax qualified basis. These values do not represent cash received by the NEOs in the indicated years. Year-over-year changes in pension value are driven in part by changes in actuarial assumptions. Following are the amounts of these items attributable to each NEO for 2020:

Name	Change in Pension Value ($)	Change in SERP ($)	Above Market Earnings on Deferred Compensation ($)

Mr. Bassham	167,546	361,662	100,002

Mr. Bryant	172,079	134,544	10,584

Mr. Greenwood	289,942	395,724	18,501

Mr. Somma	251,775	425,544	5,574

Ms. Humphrey	149,424	230,254	13,963

(5)

These amounts include the value of perquisites and personal benefits that are not available on a non-discriminatory basis to all employees, as well as other compensation items discussed in this footnote. The amounts in this column consist of, as applicable for each NEO: (A) employer match of employee contributions to our 401(k) plans; (B) employer match applying the 401(k) matching formula to deferred amounts above the IRS limits to our DCP, as described in the “Nonqualified Deferred Compensation” section of this proxy; (C) executive financial planning services; (D) parking; (E) matched charitable donations and (F) executive health physicals. All amounts shown are in dollars.

Name	(A)	(B)	(C)	(D)	(E)	(F)	Total

Mr. Bassham	17,100	109,155	17,340	1,500	1,980	—	147,075

Mr. Bryant	17,100	47,427	18,156	1,524	500	2,985	87,692

Mr. Greenwood	12,825	33,320	17,125	—	15,292	1,646	80,208

Mr. Somma	12,825	32,001	685	3,420	5,156	0	54,087

Ms. Humphrey	17,100	35,834	15,025	1,380	1,100	3,110	73,549

(6)

For Mr. Bassham, includes the increase in the fair value of legacy 2018 performance shares and restricted shares awarded by Great Plains Energy that were modified in December 2020 in connection with his retirement. For additional information, see “Extension of Vesting of Mr. Bassham’s 2018 Restricted Stock and Performance Awards” above.

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The following table provides information with respect to plan-based awards made by Evergy. We omitted the “All Other Option Awards: Number of Securities Underlying Options” and “Exercise or Base Price of Option Awards” columns because no options were granted in 2020.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)

Mr. Bassham	February 10, 2020(1)	475,000	950,000	1,900,000	—	—	—	—	—
	March 3, 2020(2)	—	—	—	21,103	42,205	84,410	—	3,713,196
	March 3, 2020(3)	—	—	—	—	—	—	14,069	964,792
	December 16, 2020(4)	—	—	—	18,582	37,163	74,326		405,820
	December 16, 2020(4)	—	—	—				13,569	728,263

Mr. Bryant	February 10, 2020(1)	228,000	456,000	912,000	—	—	—	—	—
	March 3, 2020(2)	—	—	—	5,263	10,525	21,050	—	925,990
	March 3, 2020(3)	—	—	—	—	—	—	3,509	240,632

Mr. Greenwood	February 10, 2020(1)	208,000	416,000	832,000	—	—	—	—	—

	March 3, 2020(2)	—	—	—	4,115	8,230	16,460	—	724,075

	March 3, 2020(3)	—	—	—	—	—	—	2,744	188,172

Mr. Somma	February 10, 2020(1)	206,000	412,000	824,000	—	—	—	—	—
	March 3, 2020(2)	—	—	—	4,348	8,695	17,390	—	764,986
	March 3, 2020(3)	—	—	—	—	—	—	2,899	198,801

Ms. Humphrey	February 10, 2020(1)	162,500	325,000	650,000	—	—	—	—	—

	March 3, 2020(2)	—	—	—	3,693	7,386	14,772	—	649,820

	March 3, 2020(3)	—	—	—	—	—	—	2,462	168,833

(1)

Reflects potential payments under our 2020 annual incentive plan, measured at the grant date. The actual amounts earned for 2020 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(2)

Consists of performance-based restricted stock units under our LTIP, for the 2020-2022 performance period that vest on March 3, 2023. Performance-based restricted stock units are payable in common stock, cash, or a combination of stock and cash after the end of the performance period. Actual payments depend on the three-year TSR compared to the companies in the EEI Index. The awards can range from 0% to 200% of the target amount. Dividend equivalents will be paid in cash after the end of the period on the number of shares earned. The grant date fair value, which is calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures), is $87.98 per share and reflects the target number of shares.

(3)

Consists of time-based restricted stock units under the LTIP that vest on March 3, 2023. The grant date fair value, which is calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $68.57 per share.

(4)	See “Extension of Vesting of Mr. Bassham’s Restricted Stock and Performance Share Awards” above.

Narrative Analysis of Summary Compensation Table and Grants of Plan-Based Awards Table

See the “Compensation Discussion and Analysis” portion of this proxy statement for further information regarding the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

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Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2020. There are no outstanding options.

	Stock Awards

Name	Number of Shares of Stock or Units That Have Not Vested (#)(1)(2)	Market Value of Shares of Stock or Units That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(3)(4)

Mr. Bassham	70,659	3,922,270	91,707	5,090,656

Mr. Bryant	18,458	1,024,600	20,686	1,148,280

Mr. Greenwood	12,610	700,008	18,391	1,020,884

Mr. Somma	11,985	665,280	18,368	1,019,608

Ms. Humphrey	14,069	780,972	15,583	865,012

(1)	Includes reinvested dividend and/or dividend equivalents on restricted stock and stock units that carry the same restrictions.

(2)

Reflects time-based restricted stock units granted by Evergy and time-based restricted stock and time-based restricted stock units that were granted by Great Plains Energy and Westar Energy, respectively, prior to completion of the merger, that were not vested as of December 31, 2020. The following table provides the grant and vesting dates and number of unvested shares (including reinvested dividend shares, when applicable) for each of the outstanding grants as of December 31, 2020. Awards for Mr. Bassham, Mr. Bryant and Ms. Humphrey for 2018 were granted by Great Plains Energy prior to the merger, include reinvested dividend shares. Awards for Mr. Greenwood and Mr. Somma for 2018 were granted by Westar Energy prior to the merger, and the terms of the award provide for a cash payment to the holder at the time of a dividend payment. Also included are former Great Plains Energy 2018 performance share awards, which, as of December 31, 2020, were earned but not yet vested.

Name	Grant Date		Vesting Date		Number of Shares That Have Not Vested

Mr. Bassham	March 1, 2018	(a)	March 1, 2021		24,676	(b)
	March 1, 2018		March 1, 2021		13,601	(b)
	March 1, 2019		March 1, 2022		17,672
	March 3, 2020		March 3, 2023		14,603

Mr. Bryant	March 1, 2018	(a)	March 1, 2021		7,197
	March 1, 2018		March 1, 2021		3,967
	March 1, 2019		March 1, 2022		3,627
	March 3, 2020		March 3, 2023		3,642

Mr. Greenwood	June 4, 2018			(c)	6,135
	March 1, 2019		March 1, 2022		3,627
	March 3, 2020		March 3, 2023		2,848

Mr. Somma	June 4, 2018			(c)	5,522	(d)
	March 1, 2019		March 1, 2022		3,454	(d)
	March 3, 2020		March 3, 2023		3,009	(d)

Ms. Humphrey	March 1, 2018	(a)	March 1, 2021		5,520
	March 1, 2018		March 1, 2021		3,042
	March 1, 2019		March 1, 2022		2,927
	March 3, 2020		March 3, 2023		2,555

(a)	Represents former Great Plains Energy 2018 performance share awards. As of December 31, 2020, the performance period was completed, but the performance shares were not yet vested.

(b)	See “Extension of Vesting of Mr. Bassham’s Restricted Stock and Performance Share Awards” above.

(c)	Vest in one-third increments on each of the first three anniversaries of the grant date, June 4, 2018.

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(d)

The June 2018 restricted stock unit award granted to Mr. Somma by the Westar Energy Board of Directors prior to the merger will vest in connection with Mr. Somma’s departure, whereas the 2019 and 2020 grants will be forfeited.

(3)	The value of the shares is calculated by multiplying the number of shares by the closing market price ($55.51) as of December 31, 2020.

(4)

Reflects, at target, performance-based restricted stock units granted by Evergy in 2019 and 2020. The following table summarizes the number of performance-based restricted stock units and performance shares for each of the outstanding grants, at target, as of December 31, 2020.

Name	Performance Period	Number of Shares(a)

Mr. Bassham Former President and Chief Executive Officer	2019-2021	49,502
	2020-2022	42,205

Mr. Bryant Executive Vice President and Chief Operating Officer	2019-2021	10,161
	2020-2022	10,525

Mr. Greenwood Executive Vice President – Strategy and Chief Administrative Officer	2019-2021	10,161
	2020-2022	8,230

Mr. Somma Former Executive Vice President and Chief Financial Officer	2019-2021	9,673
	2020-2022	8,695

Ms. Humphrey Senior Vice President, General Counsel and Corporate Secretary	2019-2021	8,197
	2020-2022	7,386

(a)	The number of shares actually earned for each applicable performance period is determined shortly following the end of the performance period based on achievement of the performance objectives.

Option Exercises and Stock Vested

The following table provides information regarding the vesting of stock awards or restricted stock units held by each of the NEOs during 2020. The market value of the shares is based on our closing stock price on the date of vesting (or the trading day immediately preceding the date of vesting in instances where the date of vesting was not a trading day). We have omitted the “Option Awards” columns because our NEOs do not have options.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Bassham	77,254	5,238,283

Mr. Bryant	29,792	1,985,565

Mr. Greenwood	6,135	382,885

Mr. Somma	5,522	344,628

Ms. Humphrey	24,982	1,651,799

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Pension Benefits

Our NEOs participate in our tax-qualified, noncontributory defined benefit plans, and participate in other retirement plans depending on whether they were previously an officer of Great Plains Energy or Westar Energy. The following table sets forth, at December 31, 2020, the present value of accumulated benefits payable to each of our NEOs under the applicable plans. Additional information about the plans and assumptions follows the table.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Bassham	Evergy Retirement Plan	15.5	860,742	—
	KCP&L SERP	15.5	2,533,438	—
Mr. Bryant	Evergy Retirement Plan	17.0	463,644	—
	KCP&L SERP	17.5	765,773	—
Mr. Greenwood	Evergy Retirement Plan	28.0	1,637,753	—
	Westar Restoration Plan	28.0	1,395,890	—
Mr. Somma	Evergy Retirement Plan	22.0	1,483,313	—
	Westar Restoration Plan	26.0	1,453,968	—
Ms. Humphrey	Evergy Retirement Plan	13.9	589,356	—
	KCP&L SERP	13.9	724,232	—

Evergy Retirement Plan

The Evergy Retirement Plan is a funded, tax-qualified, noncontributory defined benefit pension plan that resulted from the merger of previous standalone company plans. The Evergy Metro Plan of Benefits is for Evergy Metro non-union employees hired or rehired on or before December 31, 2013. In 2007, Evergy Metro non-union employees who participated in the plan were given a one-time election to remain in their existing Retirement Plan and 401(k) Plan (“Old Retirement Plan”) or choose a new retirement program that includes a slightly reduced benefit accrual formula under the Evergy Retirement Plan paired with an enhanced benefit under the Evergy 401(k) Plan (“Current Retirement Plan”). Mr. Bassham, Mr. Bryant and Ms. Humphrey elected to participate in the Current Retirement Plan. Benefits under the Evergy Retirement Plan are based on the participant’s years of service and the average annual base salary over a specified period. Evergy Metro participants who elected to remain in the Old Retirement Plan and retire after they reach 65, or whose age and years of service at or after age 52 add up to 85 (the “Rule of 85”), are entitled under the Evergy Retirement Plan to a total monthly annuity for the rest of their life (a “single life” annuity) equal to 50% of their average base monthly salary for the period of 36 consecutive months in which their earnings were highest. This reflects an accrual rate of 1.67% per year, capped at 30 years of service. The 50% single life annuity will be proportionately reduced if years of credited service are less than 30. Participants may also elect to retire and receive an unreduced benefit at age 62 with at least 5 years of credited service, in which case the benefit is based on their average base monthly salary for the period of 48 consecutive months in which their earnings were highest. Participants may also elect early retirement benefits if they retire between the ages of 55 and 62; in such a case the benefit is reduced by 3% for each year that commencement precedes age 62. Participants may elect other annuity options, such as joint and survivor annuities or annuities with payments guaranteed for a period of time. The present value of each annuity option is the same; however, the monthly amounts payable under these options are less than the amount payable under the single life annuity option. Participants also may elect to receive their retirement benefits in a lump sum equal to the actuarial equivalent of a single life pension under the Evergy Metro Plan of Benefits.

Participants such as Mr. Bassham, Mr. Bryant and Ms. Humphrey, who elected the Current Retirement Plan, retained the benefit they accrued as of December 31, 2007, under the old formula with the old early retirement reductions. Participants in the Current Retirement Plan earn a benefit

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equal to 1.25% of their final average base earnings (averaged over 48 consecutive months), multiplied by the years of credited service earned after 2007. There is no cap on the years of credited service that can be earned. Participants under the Current Retirement Plan may begin receiving their retirement benefit at age 55, but with a 5% per year reduction for each year before age 62. There is no Rule of 85 for post-2007 accrued benefits; however, participants may receive post-2007 accrued benefits (subject to the 5% per year reduction if they retire at or after age 55 and before age 62) when they start receiving pre-2008 accrued benefits. Participants in the Current Retirement Plan may elect to receive their accrued benefits in the form of one of the annuities described in the preceding paragraph or in a lump sum.

The Evergy Kansas Central Plan of Benefits is for generally all of Evergy Kansas Central’s employees hired or rehired on or before May 30, 2018, including NEOs who were formally officers of Westar Energy. Mr. Greenwood and Mr. Somma are fully vested in their plan benefits.

The Evergy Kansas Central Plan of Benefits uses two formulas to calculate benefits, a final average earnings formula for union employees hired prior to January 1, 2012 and for non-union employees hired prior to January 1, 2002, and a cash balance formula for union employees hired (or re-hired) after December 31, 2011 and for non-union employees hired (or re-hired) after December 31, 2001. ‘‘Final average earnings’’ generally means the average annual earnings of an employee measured over the sixty (60) consecutive months that produce the highest monthly average within one hundred twenty (120) consecutive months immediately preceding the employee’s termination or retirement date. Earnings related to restricted stock units and dividend and/or dividend equivalents are not included in the calculation of final average earnings. Mr. Greenwood and Mr. Somma are accruing benefits calculated under the final average earnings formula.

Under the final average earnings formula, the accrued benefit for each non-union plan participant equals:

(1)

1.5% times the participant’s final average earnings plus .4% times the final average earnings in excess of covered compensation (certain wages subject to Social Security taxes) multiplied by credited service up to twenty years (20); plus

(2)

0.8% times the final average earnings plus .4% times the final average earnings in excess of covered compensation multiplied by credited service in excess of twenty years (20) years up to a maximum of thirty five (35) years.

Pension benefits accrued under the final average earnings formula are calculated as a monthly annuity generally for the participant’s lifetime. The normal form of benefit for a married participant is a 50% joint and survivor annuity, which provides reduced monthly payments during the participant’s lifetime and lifetime payments to the spouse following the participant’s death in the amount of 50% of the reduced payments. Full benefits may be received when a participant reaches retirement age of 62 or age 60 with thirty five (35) years of service. Benefits are reduced if a participant elects to receive payments before attaining such age and years of service. The Evergy Kansas Central Plan of Benefits also allows final average earning participants to elect a lump sum payment in lieu of a monthly annuity. In general, the lump sum payment is equivalent to the present value of the accrued benefit.

We calculated the amounts in the Present Value of Accumulated Benefit column in the Pension Benefits table above based on the same assumptions used for financial reporting purposes with respect to the Evergy Retirement Plan in our 2020 consolidated financial statements. For each NEO we calculated the present value of their accrued pension benefit as of December 31, 2020, using a discount rate of 2.94% and use of the Pension Protection Act mortality and lump sum interest rate tables. Benefits were assumed to commence at the later of the age of such officer as of December 31, 2020, or the earliest unreduced retirement age (62) and be paid in a lump sum 90% of the time and a life annuity 10% of the time.

KCP&L SERP

The KCP&L SERP is unfunded and provides out of general assets an amount substantially equal to the difference between the amount that would have been payable under the KCP&L Pension Plan in the absence of tax laws limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the KCP&L Pension Plan. For participants

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under the Old Retirement Plan, it adds an additional one-third percent of highest average annual base salary for each year of credited service when the executive was eligible for supplemental benefits, up to a maximum of thirty (30) years, and also makes up the difference (if any) between using a 36-month earnings averaging period and the averaging period used for the participant’s benefits under the KCP&L Pension Plan. Participants under the Current Retirement Plan receive this same benefit; however, there is no cap on the years of credited service for benefits accrued after 2007. Participants may elect the timing of the receipt of their benefits, as well as the form of their benefits (a lump sum payment or a variety of annuity options, all of which have the same present value). Mr. Bassham, Mr. Bryant and Ms. Humphrey have elected to receive their benefits in a lump sum upon separation from service. For participants, such as Mr. Bassham, Mr. Bryant and Ms. Humphrey, who are “specified employees” under Internal Revenue Code Section 409A and who elect payment on separation of service, payment of benefits accrued prior to 2005 will be made, or commence, when they separate from service; payment of benefits accrued after 2004 will be made, or commence, on the first business day of the seventh calendar month following their separation from service.

The present value of the accumulated benefits under the KCP&L SERP with respect to each of the participant NEOs is based on the following assumptions: retirement at the later of the age of such officer as of December 31, 2020, or age 62, full vesting of accumulated benefits, a discount rate of 2.74% and use of the Pension Protection Act mortality and lump sum interest rate tables.

Westar Restoration Plan

The Westar Restoration Plan replaces benefits lost under the Westar Pension Plan because of limitations imposed by the Internal Revenue Code on annual compensation that can be used in calculating pension benefits. Mr. Greenwood and Mr. Somma participate in the Westar Restoration Plan. Under the terms of the Westar Restoration Plan, the benefit payable will be a monthly amount that is equal to the difference between the monthly amount that is payable to the participant under the Westar Pension Plan and the monthly amount that would be payable if the Westar Pension Plan were not subject to such limitations. The amount payable under the Westar Restoration Plan will be determined in the form of a straight life annuity over the lifetime of the participant and will commence on the participant’s normal retirement date. We calculated the present value of the benefits as of December 31, 2020 using a discount rate of 2.74% and use of a Pension Protection Act mortality and lump sum interest rate tables. For this purpose, benefits were assumed to commence at the earliest unreduced retirement age (62).

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate withdrawals/ distributions ($)	Aggregate Balance at Last FYE ($)(4)

Mr. Bassham	200,000	109,155	157,904	—	2,622,192

Mr. Bryant	57,000	47,427	16,735	—	364,995

Mr. Greenwood	63,360	33,320	29,287	—	1,063,071

Mr. Somma	9,974	32,001	8,824	—	242,187

Ms. Humphrey	75,000	35,834	22,045	(161,512)	489,296

(1)

The entire amount shown for each NEO is included in the 2020 salary and non-equity incentive plan compensation information shown for such person in the Summary Compensation Table. To provide consistency with the Summary Compensation Table, this table shows deferrals of compensation earned in 2020 (whether paid in 2020 or 2021). The amounts of 2020 salary deferred are: Mr. Bassham, $200,000; Mr. Bryant, $57,000; Mr. Greenwood, $63,360; Mr. Somma, $9,974; and Ms. Humphrey, $75,000. The amounts of 2020 deferred non-equity incentive award compensation are: Mr. Bassham, $0; Mr. Bryant, $42,080; Mr. Greenwood, $479,856; Mr. Somma, $63,366; and Ms. Humphrey, $74,978.

(2)	The entire amount shown in this column for each NEO is included in the amount shown for each NEO in the “All Other Compensation” column in the Summary Compensation Table.

(3)

Only the above-market earnings were reported in the Summary Compensation Table. These amounts were: Mr, Bassham, $100,002; Mr. Bryant, $10,584; Mr. Greenwood, $18,501; Mr. Somma, $5,574; Ms. Humphrey, $13,963.

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(4)

The following amounts reported in this column were reported as compensation to the NEOs in the Summary Compensation Table for previous years: Mr. Bassham, $341,529 (2019) and $417,010 (2018); Mr. Bryant, $97,060 (2019) and $81,581 (2018); Mr. Greenwood, $455,798 (2019) and $0 (2018); Mr. Somma, $127,432 (2019) and $0 (2018); and Ms. Humphrey, $165,380 (2019) and $111,309 (2018). This column also includes compensation disclosed for years prior to 2018.

Our DCP is a nonqualified and unfunded plan. It allows officers, including our NEOs, to defer the receipt of compensation. All participants can defer up to 50% of their January 1 base salary and up to 100% of awards under the annual incentive plan. Mr. Bassham, Mr. Bryant and Ms. Humphrey receive a matching contribution in an amount equal to 100% of the first 6% of the base salary and annual incentive plan deferred, reduced by the amount of the matching contribution made for the year to the participant’s 401(k) account. Mr. Greenwood and Mr. Somma receive a matching contribution in an amount equal to 75% of the first 6% of the base salary, bonus and incentive pay deferred, reduced by the amount of the matching contribution made for the year to the participant’s 401(k) account. An earnings rate is applied to the deferral amounts. This rate is determined annually by the Committee and is based on Evergy’s weighted average cost of capital. The rate was set at 6.7% for 2020 and this interest rate applies to all deferral amounts, compounded daily. Prior to rendering the services to which deferred compensation relates, participants must elect to have the deferred compensation paid either at a specified date or upon separation from service. For participants, such as our NEOs, who are “specified employees” under Internal Revenue Code Section 409A and who elect payment on separation of service, payment will be made, or commence, on the first business day of the seventh calendar month following their separation from service.

Potential Payments Upon Termination or Change-in-Control

In 2019, the Committee implemented change-in-control agreements that reflect current market practices. For information on why the Committee believes change-in-control agreements are necessary and in the best interests of shareholders, see “Compensation Discussion and Analysis — Summary and Analysis of Executive Compensation — Change-in-Control Severance Agreements” above.

Payments under Evergy Change-in-Control Severance Agreements

The change-in-control agreements Evergy entered into with its officers, including its NEOs, specify the benefits payable in the event their employment is terminated within two years of a “Change-in-Control” or within a “protected period.” Generally, a “Change-in-Control” occurs if:

•	any person becomes the beneficial owner of at least 35% of our outstanding voting securities;

•	a change occurs in the majority of our Board;

•	a merger, consolidation, reorganization or similar transaction is consummated (unless our shareholders continue to hold at least 60% of the voting power of the surviving entity); or

•

a complete liquidation, complete dissolution or an agreement for the sale or disposition of substantially all of our assets occurs or is approved by our shareholders (unless our shareholders continue to hold at least 60% of the voting power after such disposition or sale).

A “protected period” starts when:

•	we enter into an agreement that, if consummated, would result in a Change-in-Control;

•	we, or another person, publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change-in-Control;

•	any person becomes the beneficial owner of 10% or more of our outstanding voting securities; or

•	our Board, or our shareholders, adopt a resolution approving any of the foregoing matters or approving a Change-in-Control.

The protected period ends when the Change-in-Control transaction is consummated, abandoned or terminated.

Our Change-in-Control arrangements are “double trigger,” meaning that benefits are only paid if we experience a Change-in-Control and the NEO’s employment is terminated by the Company other

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than for “Cause” or by the NEO for “Good Reason” within two years of a Change-in-Control or protected period. “Cause” includes:

•	fraud, embezzlement or material misappropriation of any funds, confidential information or property;

•

indictment for or the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof, or a misdemeanor involving fraud, embezzlement, theft, misappropriation or failure to be truthful;

•

any willful action or omission that (i) (a) would constitute grounds for immediate dismissal under any Evergy employment policy, (b) is a material violation of such policy and (c) in the determination of the Committee, could result in damage, liability or reputational harm to Evergy, including use of illegal drugs while on the premises of Evergy, or (ii) is a violation of sexual harassment laws or the internal sexual harassment policy of Evergy;

•	gross negligence or willful misconduct in performance of duties or in following reasonable instructions of the Board; or

•	any material breach or violation of any material provision of the restrictive covenants contained in the agreement.

An employee has “Good Reason” to terminate employment if:

•

there is any material and adverse reduction or diminution in position, authority, duties or responsibilities below the level provided at any time during the 90-day period before the “protected period;”

•	there is any reduction in annual base salary after the start of the “protected period” (unless such reduction is in connection with a company-wide reduction);

•	there is any material reduction in benefits below the level provided at any time during the 90-day period prior to the “protected period;”

•	the employee is required to be based at any office or location that is more than 70 miles from where the employee was based immediately before the start of the “protected period;” or

•	Evergy fails to require any successor to all or substantially all of the Company’s business or assets to assume expressly and agree to perform under the change-in-control agreements.

The change-in-control agreements do not provide to any officer a gross-up payment in connection with any excise taxes that may be imposed on payments and benefits received by the officer. Any change-in-control benefits payable under the agreement are subject to execution of an agreement by the officer releasing claims against Evergy as well as the officer’s compliance with certain covenants contained in the agreement, including confidentiality, non-competition, non-solicitation, non-disparagement and assistance to Evergy with respect to any disputes.

Under the change-in-control agreements, in the event of a triggering event, as described above and subject to other terms in the change-in-control agreements, an officer, including each NEO, would be entitled to accrued but unpaid compensation and other benefits, as well as a cash amount equal to the aggregate sum of (i) two times the officer’s highest annual base salary in effect during the twelve-month period prior to the date of termination, plus (ii) two times the officer’s five-year average short-term bonus, plus (iii) the value of any unvested portion of employer contributions made on behalf of the officer under Evergy’s DCP, plus (iv) the premium cost to cover the officer and, if applicable, his or her beneficiaries under Evergy’s health and welfare plans for two years.

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The following table sets forth our payment obligations under the Evergy change-in-control agreements and other compensatory plans if, following a change-in-control, we terminate the NEO without “Cause” or the NEO leaves for “Good Reason.” The table does not include amounts that are due to the NEOs, such as accrued salary and amounts due under retirement and deferred compensation plans except as noted. The amounts shown in the table assume that the termination took place on December 31, 2020.

Benefit	Mr. Bassham ($)	Mr. Bryant ($)	Mr. Greenwood ($)	Mr. Somma ($)	Ms. Humphrey ($)

Two Times Salary(1)	1,900,000	1,140,000	1,040,000	1,030,000	1,000,000

Two Times Bonus(2)	1,619,752	670,226	1,129,856	1,075,536	563,845

Annual Bonus	950,000	456,000	416,000	412,000	325,000

Retirement Benefit Enhancement(3)	804,754	226,681	576,131	538,315	378,696

Performance Share Awards Vesting(4)	7,153,574	1,749,953	1,020,884	1,019,608	1,326,467

Restricted Stock (Units) Vesting(5)	2,546,577	623,710	699,981	665,287	473,167

Health and Welfare(6)	71,993	72,860	74,421	77,830	73,248

Accrued Vacation	31,743	31,788	2,250	19,808	21,875

Total(7)	15,078,393	4,971,218	4,959,523	4,838,384	4,162,298

(1)	The NEOs receive two times their highest annual base salary during the twelve-month period prior to the date of termination.

(2)

The NEOs receive two times their average annualized annual incentive compensation awards paid during the five years (or such shorter period, as applicable) prior to the year in which the change-in-control occurs.

(3)

The amounts reflect the present value of the additional benefit arising from two additional years of service credited upon a change-in-control termination. These benefits are paid through the KCP&L SERP and the Westar Retirement Restoration Plan, as applicable.

(4)

In the event of a “change-in-control” and termination of employment without cause or for good reason, the LTIP provides that all performance-based restricted stock units and performance share grants are deemed to have been fully earned. The amounts shown reflect the aggregate target number of performance shares, valued at the $55.51 closing price of our stock on December 31, 2020.

(5)

In the event of a change-in-control and termination of employment without cause or for good reason, the LTIP provides that all restrictions on restricted stock and restricted stock unit grants are removed. The amounts shown reflect the aggregate number of restricted stock and restricted stock unit grants outstanding as of December 31, 2020, plus reinvested dividends carrying the same restrictions, valued at the $55.51 closing price of our stock on December 31, 2020.

(6)

The amounts include medical, accident, disability and life insurance for two years following termination and are estimated based on the current premiums for medical coverage and premiums for private insurance coverage for the individuals, as well as for financial advisory services for one year.

(7)

Under our change-in-control agreements, officers are not entitled to be grossed-up for any excise tax payments and rather receive the greater of (i) an amount that is capped such that any such taxes are not due and (ii) an amount due under the agreement after the officer pays the applicable excise taxes. Pursuant to the “Best-Net” provision of the agreement, payments to Messrs. Bassham and Bryant would be reduced by $608,808 and $347,437, respectively.

Payments under Legacy Change-in-Control Severance Agreements

As of December 31, 2020, we were bound by the change-in-control agreements that Westar Energy had previously entered into with its officers. The Great Plains Energy agreements expired on June 4, 2020, which was the two-year anniversary of the merger that created Evergy. The legacy Westar Energy agreements expire June 4, 2021. These legacy change-in-control agreements were replaced by the Evergy agreements described above in 2019 and will not apply to any corporate transaction following the merger of Westar Energy and Great Plains Energy. The merger involving Great Plains Energy and Westar Energy constituted a change-in-control transaction under the agreements from both predecessor companies. Information regarding the terms of the Westar Energy legacy change-in-control agreements and the payments that would be made to Messrs. Greenwood and Somma under these legacy Westar Energy agreements is included in Appendix C to this proxy statement.

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Executive Severance Plan

Pursuant to our Executive Severance Plan, Evergy’s Chief Executive Officer, Chief Financial Officer, President and Chief Operating Officer and any Vice President of Evergy who is appointed by the Evergy Board is entitled to certain benefits if the eligible officer’s employment is terminated by Evergy without cause (as defined in the plan), other than in a situation that is governed by a change-in-control severance agreement.

Subject to the terms of the severance plan, if an eligible officer’s employment is terminated by Evergy without cause, the officer would be entitled to accrued but unpaid compensation and other benefits, as well as a cash amount equal to the aggregate sum of:

•	one (or two for the Chief Executive Officer) times the officer’s annual base salary in effect on the date of termination; plus

•	one (or two for the Chief Executive Officer) times the officer’s target annual incentive award with respect to the fiscal year in which the termination occurs; plus

•	the pro rata portion of the officer’s target annual incentive award for the fiscal year in which the termination occurs, to the extent not theretofore paid; plus

•

twelve (12) (or twenty-four (24) for the Chief Executive Officer) times Evergy’s monthly COBRA premium cost to cover the officer, and if applicable his or her beneficiaries, under Evergy’s health, vision and dental plans.

In addition to the cash lump sum payment described above, an officer will vest in a pro rata portion of any outstanding time-based and performance-based long-term incentive awards (e.g., equity awards). Performance-based long-term incentive awards will only vest pro rata following completion of the applicable performance period. The officer is also eligible to receive outplacement counseling services during the twelve-month period following termination, up to a $25,000 limit.

Any benefits payable under the severance plan are subject to execution of an agreement by the officer releasing claims against Evergy as well as the officer’s compliance with certain covenants contained in the severance plan, including confidentiality, non-solicitation of employees, non-disparagement and assistance to Evergy with respect to any disputes.

Evergy may amend or terminate the severance plan, in whole or in part, at any time and in any way except that, without the consent of the officer, no amendment that materially reduces an officer’s rights or potential benefits under the severance plan may become effective before the 90th calendar day after such amendment or termination is approved by the administrator.

The following table sets forth our payment obligations under the severance plan. The table does not include amounts that are due to the NEOs, such as accrued salary and bonus and amounts due under retirement and deferred compensation plans, and also excludes the optional use of outplacement counseling services. The amounts shown in the table assume that the termination took place on December 31, 2020.

Benefit	Mr. Bassham ($)	Mr. Bryant ($)	Mr. Greenwood ($)	Mr. Somma ($)	Ms. Humphrey ($)

Salary	1,900,000	570,000	520,000	515,000	500,000

Bonus	1,900,000	456,000	416,000	412,000	325,000

Performance Share (Unit) Vesting(1)	4,279,500	1,075,490	345,119	328,544	714,581

Restricted Stock (Unit) Vesting(2)	1,538,158	387,275	415,850	380,732	259,024

COBRA	26,283	26,210	17,579	31,434	26,470

Accrued Vacation	73,077	48,231	50,000	49,519	38,462

Total	9,717,018	2,563,206	1,764,548	1,717,229	1,863,537

(1)

Under the severance plan, a pro-rata portion of any performance-based long-term incentive will vest following completion of the performance period. The amounts shown reflect the pro rata portion of these incentives, at target, valued at the $55.51 closing price of our stock on December 31, 2020.

(2)

Under the severance plan, a pro-rata portion of any time-based long-term incentive will vest. The amounts shown reflect the pro rata portion of these incentives, plus reinvested dividends carrying the same restrictions, valued at the $55.51 closing price of our stock on December 31, 2020.

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Retirement

Upon retirement, each NEO would receive a lump sum cash payment of all earned and unpaid salary, accrued but unused vacation, retirement benefits and deferred compensation, among other benefits. Please refer to the “Pension Benefits” section of this proxy statement for information regarding retirement benefits and the “Non-qualified Deferred Compensation” section of this proxy statement for information on deferred compensation.

Restricted stock units granted by Evergy vest on a pro rata basis (based on actual performance in the case of performance-based restricted stock units) on the scheduled vesting date in the case of retirement. Retirement means an officer’s separation from service (i) after reaching age 60 and having ten years of service and (ii) the officer having provided a minimum of six-months’ advance notice of retirement.

Unvested performance share and restricted stock awards previously granted by Great Plains Energy, and time-based restricted stock units previously granted by Westar Energy, are forfeited upon retirement, absent Board or Committee action to the contrary. Retirees are eligible for a prorated portion of annual incentive plan awards. See “Extension of Vesting of Mr. Bassham’s Restricted Stock and Performance Share Awards” above regarding treatment of Mr. Bassham’s 2018 restricted shares and performance shares originally granted by Great Plains Energy in 2018.

Death or Disability

In the event of death or disability, the NEO or their beneficiary would receive a lump sum cash payment of all accrued and unpaid salary, unused vacation and the retirement benefits and deferred compensation discussed above.

Restricted stock units granted by Evergy vest in full (at target in the case of performance-based restricted stock units) upon death or disability. Performance share and restricted stock awards previously granted by Great Plains Energy are forfeited upon death or disability, absent Board action to the contrary. Time-based restricted stock units previously granted by Westar Energy vest on a prorated basis upon death or disability. NEOs or their beneficiaries are eligible for a prorated portion of annual incentive plan awards.

Resignation or Termination

In the event of resignation or termination not covered by the severance plan, the NEO would receive a lump sum cash payment of all accrued and unpaid salary, unused vacation and the retirement benefits and deferred compensation discussed above. The NEO would also be entitled to continue health insurance benefits, at his or her own cost, as mandated by COBRA, or to elect retiree medical coverage if eligible to do so. All outstanding equity and annual incentive awards would be terminated, unless the Board took other action in its sole discretion.

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CEO Pay Ratio

We are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of an employee whose compensation is at the median of all employee compensation (excluding the principal executive officer). Although Mr. Terry Bassham retired on January 4, 2021, he is our principal executive officer for purposes of this disclosure.

To identify the median employee, we compiled a list of all employees who were employed full-time, part-time or seasonally on October 1, 2020.

We reviewed annual total cash compensation for each employee on the list as of December 31, 2020 to identify the “median employee.” Annual total cash compensation included, among other items, base wages, overtime, short-term incentive and recognition payments, as applicable.

Our “median employee” is a nonunion employee with an annual base salary of $103,317 for 2020, and annual total compensation, calculated in the same manner as is done for Mr. Bassham, of $128,625 for 2020. The calculation for annual total compensation does not represent the amount of cash compensation realized by our median employee in 2020 and does not represent the amount of compensation that the employee will receive. Rather, SEC rules require that we include in this amount any change in the present value of estimated accrued pension benefits, even though no pension benefits were paid to or received by the median employee during 2020. Year-over-year changes in pension value are driven by two primary factors: additional service/benefit accruals (which increases the value) and changes in actuarial pension assumptions.

Mr. Bassham had 2020 total annual compensation of $8,999,456 as reflected in the Summary Compensation Table. As a result, for 2020, we estimate that the ratio of Mr. Bassham’s total annual compensation to that of our median employee was approximately 70:1.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for Evergy, as other companies have different employee populations and compensation practices and may utilize different methodologies, estimates and assumptions in calculating their pay ratios.

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Proposal 3	Ratification of the Appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2021.
☑ The Board recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP for 2021.

Deloitte & Touche LLP (“Deloitte & Touche”) has acted as the independent registered public accounting firm for Evergy and its predecessor companies since 2002. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. The Audit Committee has selected Deloitte & Touche as our independent registered public accounting firm for 2021 and has directed that management submit such selection to shareholders for ratification at the 2021 Annual Meeting.

Shareholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm is not required by our By-laws or otherwise. However, we are submitting the selection of Deloitte & Touche to the shareholders for ratification as a matter of good corporate governance. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and our shareholders. Representatives from Deloitte & Touche are expected to be present at the 2021 Annual Meeting, with the opportunity to make statements if they wish to do so, and are expected to be available to respond to appropriate questions.

Information Regarding Audit Matters

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted policies and procedures for the pre-approval of all audit services, audit-related services, tax services and other services to be provided by the independent registered public accounting firm for Evergy and its subsidiaries. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to the aggregate fee levels it sets. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service. The Audit Committee, as well, may specifically approve audit, audit-related, tax or other services on a case-by-case basis. Pre-approval is generally provided for up to one year, unless the Audit Committee specifically provides for a different period. Evergy provides quarterly updates to the Audit Committee regarding actual fees spent with respect to pre-approved services. The Chair of the Audit Committee may pre-approve audit, audit-related, tax and other services provided by the independent registered public accounting firm as required between meetings and report such pre-approval at the next Audit Committee meeting.

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Fees Paid to Deloitte & Touche

The following table sets forth the aggregate fees billed by Deloitte & Touche for audit services rendered in connection with the consolidated financial statements and reports for 2020 and 2019, and for other services rendered during 2020 and 2019 to Evergy and its subsidiaries. All such services were pre-approved by the Audit Committee. Out-of-pocket costs incurred in connection with these services are also shown.

Fee Category	2020	2019

Audit Fees	$4,305,000	$4,416,500

Audit-Related Fees	$51,964	$124,600

Tax Fees	$109,707	$28,163

All Other Fees	$1,895	$8,790

Total Fees:	$4,468,566	$4,578,053

Audit Fees: Consist of fees billed for professional services rendered for the audits of the annual consolidated financial statements and reviews of the interim condensed consolidated financial statements included in quarterly reports. Audit fees also include: services provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements; audit reports on the effectiveness of internal control over financial reporting and other attest services, except those not required by statute or regulation; services related to filings with the SEC, including comfort letters, consents and assistance with and review of documents filed with the SEC; and accounting research in support of the audit.

Audit-Related Fees: Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of consolidated financial statements of the Company and are not reported under “Audit Fees.” These services include consultation concerning financial accounting and reporting standards.

Tax Fees: Consist of fees billed for tax compliance and related support of tax returns and other tax services, including assistance with tax audits, and tax research and planning.

All Other Fees: Consist of fees for technical accounting training and subscription fees for an accounting research tool.

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Audit Committee Report

The Audit Committee is currently comprised of four independent directors. Each member has the accounting or related financial management experience required under the NYSE listing standards. Our Board has determined that all four members of the Committee possess the qualifications of an audit committee financial expert as determined under Regulation S-K Item 407(d) of the Securities Exchange Act of 1934 and have designated Mr. Hawley, Mr. Hyde, Ms. Murtlow and Mr. Soderstrom as those experts. The Audit Committee operates under a written charter that was last amended on December 16, 2020. A copy of the Audit Committee’s charter is available from the Company’s Corporate Secretary and made available on the Company’s website at investors.evergy.com. As required by the charter, the Audit Committee periodically reviews the charter and recommends any changes to the Board for approval.

Under the Audit Committee’s charter, the Audit Committee has the responsibility to, among other tasks, monitor and provide oversight of management’s preparation of the Company’s financial statements and management’s performance in establishing and maintaining an appropriate system of internal controls related to the financial reporting process. The Audit Committee also periodically reviews and discusses the Company’s policies, processes and frameworks with respect to risk assessment and risk management, and oversees the Company’s internal audit function. The Audit Committee also has the responsibility to review the qualifications, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee oversees the engagement of the independent registered public accounting firm, including fees. The Audit Committee has adopted policies and procedures for the pre-approval of all audit services, audit-related services, tax services and other services to be provided by the independent registered public accounting firm for the Company and its subsidiaries. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to the aggregate fee levels it sets. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service.

The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. This opinion is based on an audit conducted by the independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). During 2020, the Company’s independent registered public accounting firm was Deloitte & Touche LLP. Deloitte & Touche has acted as the independent registered public accounting firm for the Company and the Company’s predecessors since 2002.

In performing its functions, the Audit Committee acts only in an oversight capacity and relies necessarily on the work and assurances provided to it by management and on opinions made to it by the Company’s independent registered public accounting firm in its report. Accordingly, the oversight provided by the Audit Committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal controls related to the financial reporting process, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or that the audit of the Company’s financial statements and effectiveness of the Company’s internal control over financial reporting by the independent registered public accounting firm has been carried out in accordance with the standards of the PCAOB.

In connection with its function to oversee and monitor the Company’s financial reporting process, the Audit Committee’s activities in 2020 included the following:

•

reviewed and discussed the audited financial statements and the report on internal control over financial reporting with management, the Company’s chief audit executive and Deloitte & Touche, including a discussion of the reasonableness of significant accounting judgments

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and estimates, the overall quality and adequacy of the Company’s internal controls over financial reporting, and the organizational structure and responsibilities of the Company’s internal audit function;

•	discussed with Deloitte & Touche the matters required to be discussed by SEC regulations and by the applicable standards adopted by the PCAOB; and

•

received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding Deloitte & Touche’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche its independence from management and the Company and its subsidiaries.

During 2020 at each of its regularly scheduled meetings, the Audit Committee met in separate private sessions with either the chief executive officer or the senior members of the Company’s financial management team, the Company’s chief audit executive and, if applicable, the Company’s independent registered public accounting firm. An executive session with only the members of the Audit Committee in attendance was also held at each of these meetings. The Committee’s agenda is established by the Audit Committee’s chair and the Company’s chief audit executive, in consultation with the Company’s corporate secretary.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

Audit Committee
Thomas D. Hyde, Chair Richard L. Hawley Ann D. Murtlow S. Carl Soderstrom Jr.

February 24, 2021

Mr. Keglevic is a current member of the Audit Committee, but joined effective March 1, 2021, after the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 was filed with the SEC. Accordingly, his name is not listed as a committee member above.

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Security Ownership of Directors, Management and Beneficial Owners

The following table shows, as of March 3, 2021, beneficial ownership of Company common stock by (i) each NEO, (ii) each director and director nominee, (iii) all directors and executive officers as a group and (iv) each shareholder who the Company knows is a beneficial owner of more than 5% of the outstanding shares of the Company’s common stock (based on SEC filings). We have no knowledge of any person (as defined by the SEC) who owns beneficially more than 5% of our common stock, except as described below. Except as noted below, we believe that the persons listed have sole voting and investment power with respect to the securities listed.

Security Ownership of Directors and Executive Officers

Name	Beneficially Owned Shares (#)		Share Equivalents to be Settled in Stock (#)		Total Share Interest (#)		Percent Of Class (%)

Named Executive Officers

Terry Bassham	219,366		14,950	(1)	234,316	(1)	*

Kevin E. Bryant	34,589		13,074	(1)	47,663	(1)	*

Greg A. Greenwood	26,332		16,271	(1)	42,603	(1)	*

Anthony D. Somma	12,339		11,984	(1)	24,323	(1)	*

Heather A. Humphrey	51,789		9,039	(1)	60,828	(1)	*

Directors and Nominees

David A. Campbell	64,054	(2)	19,565	(1)	83,619		*

Mollie Hale Carter	39		102,500	(3)	102,539		*

Richard L. Hawley	20,713		2,342		23,055		*

Thomas D. Hyde	2,773		25,157	(3)	27,930		*

B. Anthony Isaac	41,311		—		41,311		*

Paul M. Keglevic	—		4,288	(3)	4,288		*

Mary L. Landrieu	—		—		—	(4)	*

Sandra A.J. Lawrence	2,822		61,195	(3)	64,017		*

Ann D. Murtlow	3,302		15,532	(3)	18,834		*

Sandra J. Price	—		12,949	(3)	12,949		*

Mark A. Ruelle	98,898		10,125	(3)	109,023		*

S. Carl Soderstrom Jr.	18,931		—		18,931		*

John A. Stall	6,796		—		6,796		*

C. John Wilder	—		—		—	(1)	*

All Evergy Directors and Executive Officers as a Group (23 persons)					1,076,971		*

*	Less than one percent.

(1)	Amounts reflect restricted stock units that settle in shares upon vesting.

(2)	Amount includes 54,054 shares of restricted stock and 10,000 shares of common stock purchased on March 3, 2021 and held directly.

(3)

Includes equity that was deferred pursuant to a non-employee director deferred compensation plan that will settle in stock on a 1-for-1 basis and be distributed following termination of service on the Board pursuant to elections made by the director.

(4)	Subject to any deferred compensation elections, scheduled to receive common stock equivalent to $130,000 on April 1, 2021.

Security Ownership  |  Evergy 2021 Proxy Statement   63

Security Ownership of Certain Beneficial Owners

Name and Address	Beneficial Ownership of Common Stock (Based on Schedule 13G/A Filing)	Percentage of Class (%)(3)

Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	26,965,647	11.90%

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	15,519,348	6.8%

(1)

Based on information provided in Schedule 13G/A filed by The Vanguard Group (“Vanguard”) and its affiliated reporting persons on February 10, 2021. The Vanguard Schedule 13G/A states that as of December 31, 2020, the reporting persons collectively held sole voting power with respect to 0 shares, shared voting power with respect to 543,240 shares, sole dispositive power with respect to 25,805,547 shares, shared dispositive power with respect to 1,160,100 shares and an aggregate beneficial ownership of 26,965,647 shares.

(2)

Based on information provided in Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) and its affiliated reporting persons on January 29, 2021. The BlackRock Schedule 13G/A states that as of December 31, 2020, the reporting persons collectively held sole voting power with respect to 14,126,455 shares and sole dispositive power with respect to 15,519,348 shares.

(3)	The percentage is based on approximately 226,960,029 shares of our common stock outstanding as of March 3, 2021.

Security Ownership  |  Evergy 2021 Proxy Statement   64

Frequently Asked Questions

What is a proxy? What is a proxy statement?

A proxy is the person that you legally designate to vote your common stock. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. A proxy statement is a document that SEC rules require that we make available when we ask you to vote your common stock at, or provide a proxy for, an annual meeting of shareholders.

Why did you provide me this proxy statement?

We provided you this proxy statement because you were a holder of our common stock as of the close of business on March 18, 2021 (the “Record Date”), and our Board is soliciting your proxy to vote at the 2021 Annual Meeting. We mailed to many of our shareholders a notice regarding the internet availability of proxy materials (the “Notice”) and elected to provide those shareholders access to this proxy statement and our 2020 annual report electronically via the internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request a printed copy. The Notice explains how to access the proxy statement and our 2020 annual report and how to vote. If you would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice.

What will I be voting on and how does the Board recommend that I vote on these matters?

The Board recommends that you vote as follows for the proposals identified below:

☑ FOR	The election of the 13 nominees named in this proxy statement as directors

☑ FOR	An advisory non-binding resolution approving the 2020 compensation of our named executive officers as disclosed in the proxy statement (a “say on pay resolution”)

☑ FOR	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021

Who is entitled to vote on these matters?

You are entitled to vote if you owned our common stock as of the close of business on the Record Date. On that day, 226,993,190 shares of our common stock were outstanding and eligible to be voted. Shares held by us in our treasury account are not considered to be outstanding and will not be considered present or voted at the annual meeting. Each share of common stock is entitled to one vote.

A quorum is required to conduct business at the annual meeting. A quorum exists when a majority of the shares of common stock that are outstanding and entitled to vote at the meeting are represented in person or by proxy. If no quorum exists at the start of the annual meeting, the meeting may be adjourned to solicit additional proxies in order to achieve a quorum. Abstentions or withhold votes and broker non-votes will be counted to determine whether there is a quorum present.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are a “shareholder of record,” or “registered holder,” with respect to those shares.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of those shares, and your shares are held in “street name.”

How many votes are needed to elect the director nominees?

We have a majority voting standard so that, in an uncontested election, a director nominee is elected to the Board only if the number of shares voted “for” a director nominee exceeds 50% of the number of votes cast with respect to that director nominee. Votes cast for a director nominee will include a shareholder’s direction to withhold authority but will exclude abstentions. An election is considered “contested” when a shareholder solicits proxies to elect individuals nominated by the shareholder to our Board. In a contested election, director nominees are elected by a plurality of the votes cast, rather than a majority of the votes cast.

Frequently Asked Questions  |  Evergy 2021 Proxy Statement   65

Prior to being nominated, each incumbent director nominee is required to deliver to our Corporate Secretary an irrevocable letter of resignation that will take effect if the nominee fails to receive the vote required for election. If a standing director is not re-elected, our Nominating, Governance, and Corporate Responsibility Committee will recommend to the Board whether to accept or reject the resignation. The Board will publicly disclose its decision regarding the resignation following certification of the voting results.

Cumulative voting is not allowed with respect to the election of our directors. Your broker is not permitted to vote your shares on this matter if no instructions are received from you.

How many votes are needed to approve the say on pay resolution?

The say on pay resolution is advisory and is not binding on the Company, the Board or the Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee will, however, consider the outcome of the vote on this resolution when making future executive compensation decisions. The affirmative vote of the holders of a majority of shares present in person or by proxy at the annual meeting and entitled to vote on the matter is required to approve (on a non-binding advisory basis) the say on pay resolution. Abstentions will have the same effect as votes against the proposal. Your broker is not entitled to vote your shares on this matter if no instructions are received from you.

How many votes are needed to ratify the appointment of Deloitte & Touche?

Ratification requires the affirmative vote of the holders of a majority of shares present in person or by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against ratification. Shareholder ratification of the appointment is not required, but your views are important to the Audit Committee and the Board. If shareholders do not ratify the appointment, our Audit Committee will reconsider the appointment. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and our shareholders. Your broker is entitled to vote your shares on this matter if no instructions are received from you.

Who can attend the 2021 Annual Meeting?

Shareholders of record may attend the 2021 Annual Meeting, which we are conducting “virtually” via a live audio webcast and using online shareholder tools. Like last year, we believe that using this format is prudent for the health and safety of our shareholders and employees during the COVID-19 pandemic, and will facilitate shareholder attendance and participation. This format empowers shareholders to participate from any location, at no cost to shareholders. We have designed the virtual format to enhance shareholder access and participation and protect shareholder rights.

•

We encourage questions. Shareholders may submit a question online during the 2021 Annual Meeting, following the instructions below. During the 2021 Annual Meeting, we will answer as many shareholder questions as time permits.

•

We believe in transparency. Following the 2021 Annual Meeting, we will post to our Investor Relations website a replay and a transcript of the 2021 Annual Meeting (including the question and answer session), as well as final voting results.

•	We facilitate your participation. We will offer live technical support for all shareholders during the 2021 Annual Meeting.

How do shareholders attend the 2021 Annual Meeting?

•	Attend the 2021 Annual Meeting online, including to vote and/or submit questions, at www.virtualshareholdermeeting.com/EVRG2021.

•	The 2021 Annual Meeting will begin at 10:00 a.m. Central Daylight Time, with log-in beginning at 9:45 a.m. on May 4, 2021.

•

Shareholders will need to use the 16-digit control number on their notice of internet availability, proxy card or voting instruction form, or in the instructions received via email in order to log into www.virtualshareholdermeeting.com/EVRG2021.

Frequently Asked Questions  |  Evergy 2021 Proxy Statement   66

•

We encourage you to access the 2021 Annual Meeting prior to the start time. Please allow ample time for online check-in, which will begin at 9:45 a.m. Central Daylight Time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Please note that if you do not have your control number and you are a registered owner, operators will be able to provide your control number to you. However, if you are a beneficial owner (and thus hold your shares in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your control number prior to the 2021 Annual Meeting.

Voting During the Meeting

Shareholders should follow the instructions at www.virtualshareholdermeeting.com/EVRG2021 to vote during the 2021 Annual Meeting. Voting online during the meeting will replace any previous votes you submitted via telephone, internet or mail prior to the meeting.

May I ask questions?

Yes. We will answer your questions at the end of the 2021 Annual Meeting. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions, so that more shareholders will have an opportunity to ask questions. You may submit live questions in advance and during the 2021 Annual Meeting at www.virtualshareholdermeeting.com/EVRG2021. During the 2021 Annual Meeting we will answer as many shareholder questions as time reasonably permits.

When will the 2022 annual meeting be held?

Our By-laws provide that the annual meeting of shareholders will be held on the first Tuesday of May. Therefore, the 2022 annual meeting will be held on May 3, 2022, unless changed by the Board.

How can I propose someone to be a nominee for election to the Board?

The Nominating, Governance, and Corporate Responsibility Committee of the Board will consider candidates for director suggested by shareholders, using the process described in the “Director Nominating Process” section on page 14.

How can I nominate a director or submit a proposal for the 2022 annual meeting?

Business Proposals for Inclusion in Next Year’s Proxy Statement (Rule 14a-8): SEC rules permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and the proposal meet the requirements specified in Rule 14a-8 of the Exchange Act. To be considered for inclusion in our proxy statement for the 2022 annual meeting, we must receive notice of the proposal on or before November 24, 2021. Shareholder proposals should be addressed to: Evergy, Inc., 1200 Main Street, Kansas City, Missouri 64105, Attention: Corporate Secretary.

Director Nominees for Inclusion in the 2022 Proxy Statement (Proxy Access): Our By-Laws permit an eligible shareholder, or a group of up to 20 eligible shareholders, who have continuously owned at least 3% of our outstanding shares for at least three years as of the date the shareholder(s) notify us of the intent to utilize our “proxy access” By-law provision. “Proxy access” can be used to nominate up to 25% of the total number of directors who are members of the Board as of the date that the shareholder(s) notify us of the intent to utilize “proxy access.” Ownership of our predecessor companies – Great Plains Energy and Westar Energy – count toward the continuous holding requirement. Director nominations submitted under this By-law provision must be delivered to us no earlier than February 2, 2022, and no later than March 4, 2022. Your notice must comply with the requirements in our By-laws. Consistent with standard market practice, proxy access is only available to eligible shareholders who acquired our shares in the ordinary course of business and not with the intent to change or influence control at Evergy, and who do not presently have such intent.

Director Nominees and Other Business Proposals for Consideration at Next Year’s Annual Meeting: Our By-laws also set forth the procedures that a shareholder must follow to nominate a candidate for election as a director or to propose other business for consideration at shareholder meetings, in each case, not submitted for inclusion in the 2022 proxy statement (either under proxy access or Rule 14a-8), but instead to be presented directly at shareholder meetings. In each case, director nominations or proposals for other business for consideration at the 2022 annual meeting

Frequently Asked Questions  |  Evergy 2021 Proxy Statement   67

submitted under these By-law provisions must be delivered to us no earlier than February 2, 2022, and no later than March 4, 2022, in order to be raised at the 2022 annual meeting. The notice regarding the director nomination or proposal must comply with the requirements in our By-laws.

How can I vote?

If you were a shareholder of record on the Record Date, you may:

•	vote via the internet by following the voting instructions on the proxy card or Notice;

•	vote by calling the toll-free number on the proxy card or Notice;

•	vote by completing and returning your proxy card in the enclosed envelope; or

•	vote during the virtual shareholder meeting.

We encourage you to vote as soon as possible even if you plan to attend the meeting. Voting through the internet or by the toll-free telephone number saves time and postage costs.

If your shares are held by a broker or other nominee, you will receive instructions from the broker or other nominee that you must follow in order to vote your shares.

What if I do not specify a choice for a matter when returning a proxy?

If a properly signed proxy is returned by a shareholder of record without shareholder directions by the close of voting, the shares will be voted as recommended by the Board.

What shares are included on the proxy card?

You may receive more than one proxy card or Notice depending on how you hold your shares and how your shares are registered. If you hold shares through someone else, such as a bank or broker, you may also receive proxy materials from them asking how you want to vote. If you participate in our Dividend Reinvestment and Direct Stock Purchase Plan, or our 401(k) savings plan, and the account names are exactly the same on each, you will receive one proxy card or Notice for all shares of common stock held in or credited to your accounts as of the Record Date. If the names on your accounts are different, you will receive more than one proxy card or Notice. We encourage you to have all accounts registered in the same name and address whenever possible.

For shareholders in our 401(k) savings plan, the proxy card or Notice covers all shares for which the shareholder has the right to give voting instructions to Empower Retirement, trustee of that plan. The proxy card, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 p.m. on April 29, 2021, your shares will not be voted.

Any shares that you own in street name are not included in the total number of shares that are listed on your proxy card. Your broker or other nominee will send you directions on how to vote shares held in street name.

You should complete and return all proxy cards and all voting instruction cards delivered to you to vote all shares owned by you.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time before the close of voting by written notice to the Corporate Secretary; submission of a proxy bearing a later date; or casting your vote online during the annual meeting.

If your shares are held in street name, you must contact your broker or other nominee to change your vote or revoke your proxy.

Will my shares held in street name be voted if I do not provide instructions?

NYSE rules allow brokers, banks and other nominees to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The ratification of the appointment of Deloitte & Touche is considered a “routine” matter on which your broker, bank or other nominee can vote your shares without your instructions. The proposals relating to the election of directors and the say on pay resolution are not “routine” proposals. Therefore, if you do not instruct your broker, bank

Frequently Asked Questions  |  Evergy 2021 Proxy Statement   68

and other nominee how to vote, your shares will not be voted on those proposals, which is referred to as “broker non-votes.” Therefore, it is important street name holders provide voting instructions to their brokers, banks and other nominees. Broker non-votes will have no effect on the results of the election of directors or the say on pay resolution.

Is my vote confidential?

We have a policy of voting confidentiality. Your vote will not be disclosed to the Board or our management, except as may be required by law and in other limited circumstances.

Who pays for soliciting proxies for the annual meeting?

We will pay the costs of this solicitation. Proxies may be solicited in person, through the mail, by telephone, facsimile, e-mail or other electronic means by our directors, officers and employees without additional compensation.

We have retained Innisfree M&A Incorporated to assist us in the solicitation of votes for a fee of $50,000 plus a charge of $5.50 per holder for telephone solicitations and reimbursement of reasonable out-of-pocket expenses. We will also reimburse brokers, banks, nominees and fiduciaries for their costs in sending proxy materials to holders of our shares.

Are you “householding” for your shareholders with the same address?

Yes. Shareholders of record who receive printed copies of proxy materials and share the same last name and household mailing address with multiple accounts will receive a single copy of our proxy materials unless we are instructed otherwise. Each such registered shareholder will continue to receive a separate proxy card. Any shareholder who would like to receive separate copies of our proxy materials, or who received multiple copies and would like to receive combined mailings, may call us at 1-800-245-5275, or write us at Evergy, Inc., Attn: Investor Relations, P.O. Box 418679, Kansas City, Missouri 64141-9679. Shareholders who hold their shares in street name should contact their broker or other nominee regarding combined mailings.

Can I elect electronic delivery of annual shareholder reports, proxy statements and proxy cards?

Yes. You can elect to receive future annual shareholder reports, proxy statements and proxy cards electronically via the internet. To sign up for electronic delivery, please follow the instructions on the proxy card or the Notice to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

Frequently Asked Questions  |  Evergy 2021 Proxy Statement   69

Appendix A

GAAP to Non-GAAP Financial Metric Reconciliation

Adjusted Earnings and Adjusted Earnings Per Share

Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) exclude costs resulting from rebranding, voluntary severance, advisor expenses and the revaluation of deferred tax assets and liabilities from a change in the Kansas corporate income tax rate. This information is intended to enhance an investor’s overall understanding of results. Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) are used internally to measure performance against budget and in reports for management and the Evergy Board of Directors. Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) are financial measures that are not calculated in accordance with GAAP and may not be comparable to other companies’ presentations or more useful than the GAAP information provided elsewhere in this report. The following tables provide a reconciliation between net income attributable to Evergy, Inc. and diluted earnings per common share as determined in accordance with GAAP and adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP).

	Earnings (Loss)	Earnings (Loss) per Diluted Share	Earnings (Loss)	Earnings (Loss) per Diluted Share

Year Ended December 31	2020		2019

	(millions, except per share amounts)

Net income attributable to Evergy, Inc.	$618.3	2.72	$669.9	$2.79

Non-GAAP reconciling items:

Rebranding costs, pre-tax(a)	—	—	12.1	0.05

Voluntary severance costs, pre-tax(b)	66.3	0.29	19.8	0.08

Advisor expenses, pre-tax(c)	32.3	0.14	—	—

Income tax benefit(d)	(25.2)	(0.11)	(7.8)	(0.03)

Kansas corporate income tax change(e)	13.8	0.06	—	—

Adjusted earnings (non-GAAP)	$705.5	3.10	$694.0	$2.89

(a)

Reflects external costs incurred to rebrand the legacy Westar Energy and KCP&L utility brands to Evergy and are included in operating and maintenance expense on the consolidated statements of comprehensive income.

(b)	Reflects severance costs incurred associated with certain voluntary severance programs and are included in operating and maintenance expense on the consolidated statements of comprehensive income.

(c)	Reflects advisor expenses incurred associated with strategic planning and are included in operating and maintenance expense on the consolidated statements of comprehensive income.

(d)	Reflects an income tax effect calculated at a statutory rate of approximately 26%, with the exception of certain non-deductible items.

(e)

Reflects the revaluation of deferred income tax assets and liabilities from the Kansas corporate income tax rate change and are included in income tax expense on the consolidated statements of comprehensive income.

Appendix A  |  Evergy 2021 Proxy Statement   A-1

Adjusted Operating and Maintenance Expense

The following table provides a reconciliation between 2018 operating and maintenance expense and 2018 pro forma operating and maintenance expense as determined in accordance with GAAP and 2018 adjusted operating and maintenance expense (non-GAAP). Evergy’s 2018 adjusted operating and maintenance expense (non-GAAP) is used as the base for targeted operating and maintenance expense reductions by 2024 as part of Evergy’s STP.

(millions)

2018 Operating and maintenance expense	$1,115.8

Pro forma adjustments(a):

Great Plains Energy operating and maintenance expense prior to the merger	317.9

Non-recurring merger costs and other	(101.3)

2018 Pro forma operating and maintenance expense	$1,332.4

Non-GAAP reconciling items:

Voluntary severance costs(b)	(23.5)

Deferral of merger transition costs(c)	28.5

Inventory write-offs at retiring generating units(d)	(31.0)

2018 Adjusted operating and maintenance expense (non-GAAP)	$1,306.4

(a)

Reflects pro forma adjustments made in accordance with Article 11 of Regulation S-X and ASC 805 – Business Combinations. See Note 2 to the consolidated financial statements in the Evergy, Inc. 2018 Annual Report on Form 10-K for further information regarding these adjustments.

(b)

Reflects severance costs incurred associated with certain voluntary severance programs and are included in operating and maintenance expense on the 2018 consolidated statements of comprehensive income in the Evergy, Inc. 2018 Annual Report on Form 10-K

(c)

Reflects the portion of the $47.8 million deferral of merger transition costs to a regulatory asset in June 2018 that related to costs incurred prior to 2018. The remaining merger transition costs included within the $47.8 million deferral were both incurred and deferred in 2018 and did not impact earnings. This item is included in operating and maintenance expense on the 2018 consolidated statements of comprehensive income in the Evergy, Inc. 2018 Annual Report on Form 10-K

(d)

Reflects obsolete inventory write-offs for Evergy Kansas Central, Inc.’s Unit 7 at Tecumseh Energy Center, Units 3 and 4 at Murray Gill Energy Center, Units 1 and 2 at Gordon Evans Energy Center, Evergy Metro, Inc.’s Montrose Station and Evergy Missouri West, Inc.’s Sibley Station and are included in operating and maintenance expense on the 2018 consolidated statements of comprehensive income in the Evergy, Inc. 2018 Annual Report on Form 10-K.

The following table provides a reconciliation between 2019 and 2020 operating and maintenance expense as determined in accordance with GAAP and 2019 and 2020 adjusted operating and maintenance expense.

Year Ended December 31	2020	2019

	($ in millions)

Operating and maintenance costs	$1,163.0	$1,218.5

Non-GAAP reconciling items:

Rebranding costs, pre-tax(a)	—	(12.1)

Voluntary severance costs, pre-tax(b)	(66.3)	(19.8)

Advisor expenses, pre-tax(c)	(32.3)	—

Adjusted operating and maintenance expense (non-GAAP)	$1,064.4	$1,186.6

(a)

Reflects external costs incurred to rebrand the legacy Westar Energy and KCP&L utility brands to Evergy and are included in operating and maintenance expense on the consolidated statements of comprehensive income.

(b)	Reflects severance costs incurred associated with certain voluntary severance programs and are included in operating and maintenance expense on the consolidated statements of comprehensive income

(c)	Reflects advisor expenses incurred associated with strategic planning and are included in operating and maintenance expense on the consolidated statements of comprehensive income

Appendix A  |  Evergy 2021 Proxy Statement   A-2

Appendix B

GAAP to Non-GAAP Financial Metric Reconciliation

Reconciliation of adjusted net income for incentive compensation to net income

(Dollars in millions)	Year Ended December 31, 2020

Year Ended December 31

Net income attributable to Evergy, Inc.	$ 618.3

Non-GAAP reconciling items:

Advisor expenses, pre-tax	32.3

Voluntary severance expenses, pre-tax	66.3

Incentive compensation expenses, pre-tax	22.6

Incentive compensation expenses at target, pre-tax	(18.8)

Income tax benefit	(26.2)

Adjusted net income attributable to Evergy, Inc. for incentive compensation (non-GAAP)	$ 694.5

Reconciliation of adjusted non-fuel operating and maintenance expense for incentive compensation to operating and maintenance expense

(Dollars in millions)	Year Ended December 31, 2020

Operating and maintenance expense	$ 1,163.0

Non-GAAP reconciling items:

Advisor expenses	(32.3)

Voluntary severance expenses	(65.7)

Incentive compensation expenses	(22.6)

Adjusted non-fuel operating and maintenance expense for compensation	$ 1,042.4

Appendix B  |  Evergy 2021 Proxy Statement   B-1

Appendix C

Information Regarding Legacy Westar Energy Change-In-Control Agreements

The change-in-control agreements Westar Energy entered into with Mr. Greenwood and Mr. Somma specified the benefits payable in the event their employment is terminated within three years of a “Change-in-Control.” The phrase “Change-in-Control” under the legacy Westar Energy agreements generally meant the sale of all or substantially all of Westar Energy’s assets, a person becoming the beneficial owner of 20% or more of Westar Energy’s outstanding voting securities, a merger or consolidation or Westar Energy’s continuing directors ceasing for any reason to constitute a majority of the board of directors.

The legacy Westar Energy change-in-control arrangements were “double trigger,” meaning that benefits were only paid if Westar Energy experienced a Change-in-Control and the officer’s employment was terminated by the Company other than for “Cause” or by the officer for “Good Reason” within three years of a Change-in-Control.

The term “Cause” under the legacy Westar Energy agreements generally meant the officer’s conviction of a felony or crime involving moral turpitude, the officer’s commission of a willful act of fraud or dishonesty with respect to Westar Energy, the officer’s willful and repeated failure to perform substantially his or her material job duties, the officer’s engaging in significant activity that is materially harmful to Westar Energy’s reputation or the officer’s breach of his or her fiduciary responsibilities.

The phrase “Good Reason” under the legacy Westar Energy agreements generally meant any change in an officer’s status as an officer, a reduction in total compensation, any requirement that the officer relocate more than 80 miles to a location outside Westar Energy’s Kansas retail electric service territory or any action that materially and adversely affects the officer’s participation in or reduces the officer’s benefits under any benefit plan.

Under the legacy Westar Energy change-in-control agreements, in the event of a triggering event, as described above and subject to other terms in the change-in-control agreements, the officer would be entitled to accrued but unpaid compensation and other benefits, as well as, among other benefits:

•

a severance payment equal to two times the sum of (1) the officer’s base salary on the date of the change in control or, if higher, the date of termination, (2) the annual amount of the dividend and/or dividend equivalents payable to the officer, based on Westar Energy’s annual dividend and the “Annual RSU Grant” (defined as the number of restricted share units awarded under the officer’s most recent annual grant of restricted share units, which is equal to the sum of the number of time-based restricted share units and the target number of performance-based restricted share units) and (3) the value of the officer’s Annual RSU Grant (regardless of conditions for vesting) based on the higher of Westar Energy’s stock price at the date of the change in control or the date of termination;

•	a cash payment in an amount equal to accrued vacation and up to thirty days of accumulated sick leave;

•

participation in Westar Energy’s (or its successor’s) welfare benefit plans for two years following termination (or until the officer is receiving comparable benefits from a new employer) on the same terms as benefits are provided to the officer at the time of termination; and

•	a cash payment equal to the actuarial present value of pension plan benefits for two additional years of service.

Under the legacy Westar Energy change-in-control agreements, if necessary to avoid excise taxes, the severance payments would have been reduced to the maximum amount that could have been paid without triggering excise taxes, and there would have been no gross-up payments to executive officers for taxes they incur as a result of receiving change-in-control payments.

The following table sets forth our hypothetical payment obligations under the legacy Westar Energy change-in-control agreements if, following a Change-in-Control, we terminate the legacy Westar Energy NEO without “Cause” or the legacy Westar Energy NEO leaves for “Good Reason.” The table

Appendix C  |  Evergy 2021 Proxy Statement   C-1

does not include amounts that are due to the legacy Westar Energy NEOs, such as accrued salary and amounts due under retirement and deferred compensation plans, except as noted. The amounts shown in the table for both legacy Westar Energy NEOs assume that the termination took place on December 31, 2020, and that the Change-in-Control at issue was the merger involving Great Plains Energy and Westar Energy. SEC rules require us to assume that the relevant Change-in-Control and triggering event occurred at December 31, 2020, and information on those hypothetical payments for Evergy NEOs are included above on page 53.

Benefit	Mr. Greenwood ($)	Mr. Somma ($)

Two Times Salary(1)	1,040,000	1,030,000

Additional Retirement Benefits(2)	576,131	538,315

Two Times Annual Restricted Stock Unit Value(3)	1,248,841	1,319,397

Health and Welfare(4)	43,806	45,538

Accrued Sick Leave and Vacation(5)	62,250	79,231

Change-in-Control Reduction(6)	—	—

Total	2,971,028	3,012,481

(1)	The legacy Westar Energy NEOs receive two times their highest annual base salary, during the twelve-month period prior to the date of termination.

(2)

The amounts reflect the present value of the benefit arising from additional years of service credited upon a change-in-control. The legacy Westar Energy NEOs are credited for two additional years of service. These benefits are paid through our SERP and Retirement Restoration Plan.

(3)

The average of the high and low stock price of December 31, 2020 ($54.76) was used to determine the annual RSU grant value, as required by the terms of the legacy Westar Energy change-in-control agreements.

(4)

The amounts include medical, accident, disability and life insurance for two years following termination and are estimated based on the current premiums for medical coverage and premiums for private insurance coverage for the individuals, as well as for financial advisory services for one year.

(5)	Both of the NEOs are entitled to be paid for accrued but unused vacation in addition to a payment equal to accrued and unused sick pay.

(6)	Pursuant to the terms of the legacy Westar Energy change-in-control agreements, the change-in-control payments are reduced to eliminate payment of excise taxes.

Appendix C  |  Evergy 2021 Proxy Statement   C-2

            EVERGY, INC.

            ONE KANSAS CITY PLACE

            1200 MAIN STREET

            KANSAS CITY, MO 64105

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 3, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 29, 2021 for shares held in a Plan. Follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/EVRG2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 3, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 29, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D37867-P48847	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVERGY, INC.

This proxy is solicited on behalf of the Board of Directors of Evergy, Inc. Vote on Directors The Board of Directors recommends you vote FOR the following nominees for director:

1. Election of Directors	For	Against	Abstain

Nominees:

1a. David A. Campbell	☐	☐	☐

1b. Mollie Hale Carter	☐	☐	☐

1c. Thomas D. Hyde	☐	☐	☐

1d. B. Anthony Isaac	☐	☐	☐

1e. Paul M. Keglevic	☐	☐	☐

1f. Mary L. Landrieu	☐	☐	☐

1g. Sandra A.J. Lawrence	☐	☐	☐

1h. Ann D. Murtlow	☐	☐	☐

1i. Sandra J. Price	☐	☐	☐

1j. Mark A. Ruelle	☐	☐	☐

	For	Against	Abstain

1k. S. Carl Soderstrom Jr.	☐	☐	☐

1l. John Arthur Stall	☐	☐	☐

1m. C. John Wilder	☐	☐	☐

Vote on Proposals

The Board of Directors recommends you vote FOR proposals 2:	For	Against	Abstain

2. Approval, on a non-binding advisory basis, the 2020 compensation of the Company’s named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 3:

3. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted by the person named in this proxy in their discretion.

Please sign your name exactly as it appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Notice of Annual Meeting of Shareholders

EVERGY, INC.

2021 Annual Meeting of Shareholders

For the purpose of considering and acting upon the election of the Company’s directors, to approve on a non-binding advisory basis the 2020 compensation of the Company’s named executive officers, to ratify the appointment of the Company’s independent registered public accounting firm for 2021, and such other business as may properly come before the meeting, or any adjournment thereof.

Tuesday, May 4, 2021

10:00 a.m. Central Daylight Time

www.virtualshareholdermeeting.com/EVRG2021

You have the option to access future annual reports, proxy statements, and other proxy solicitation materials over the Internet, instead of receiving those documents in paper form. If you give your consent, in the future when such material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. The material will be available in PDF format. There is no cost to you for this service other than any charges imposed by your Internet Provider. Once you give your consent, it will remain in effect until you inform us otherwise in writing. You may revoke your consent, or request paper copies of the material, at any time by notifying Evergy’s Investor Relations department at 1-800-245-5275.

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D37868-P48847

EVERGY, INC. www.virtualshareholdermeeting.com/EVRG2021 This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, May 4, 2021

The undersigned hereby appoints David A. Campbell and Heather A. Humphrey and each of them, proxies for the undersigned with power of substitution, to represent and vote all the shares of common stock of Evergy, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 4, 2021, and any adjournment or postponement of such meeting, upon the matters set forth on the reverse side of this card, and in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. This proxy revokes all prior proxies given by the undersigned. This proxy also provides voting instructions to the plan administrators of the Evergy, Inc. 401(k) Plan.

This proxy, if properly executed and returned, will be voted as directed on the reverse side. If this card is properly executed and returned without direction, such shares will be voted in accordance with the recommendations of Evergy, Inc.’s Board of Directors. If any other matters properly come before the meeting or any adjournment or postponement thereof, the persons named in this proxy will vote in their discretion.

In the event that one or more of the director nominees should become unavailable to serve at the time of the Annual Meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board.

The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1 and

FOR Proposals 2 and 3.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

Continued and to be signed on reverse side